UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PTC INC.

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PTC INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 2, 2016

8:00 a.m.

Eastern Standard Time

PTC Inc.

140 Kendrick Street

Needham, MA 02494

Proposals to be voted on at the Annual Meeting
Proposal	Board Recommendation
Elect seven directors to serve until the 2017 Annual Meeting of Stockholders.	FOR

Advisory vote to approve the 2015 compensation of our named executive officers (say-on-pay).	FOR

Approve an increase in the number of shares authorized for issuance under the 2000 Equity Incentive Plan.	FOR

Re-approve the material terms of the performance goals under the 2000 Equity Incentive Plan.	FOR

Approve our 2016 Employee Stock Purchase Plan.	FOR

Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

Other matters that are properly brought before the meeting may also be considered.

Stockholders at the close of business on January 4, 2016 are entitled to vote.

Please vote your shares before the meeting, even if you plan to attend the meeting.

Your broker will not be able to vote your shares on the election of directors, the say-on-pay vote or the equity plan proposals unless you have given your broker specific instructions to do so.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 20, 2016

Important Notice of the Internet Availability of Proxy Materials

  The Proxy Statement and our 2015 Annual Report are available to stockholders at www.proxyvote.com.

PTC Principal Executive Office | 140 Kendrick Street, Needham, Massachusetts 02494

Reducing the Environmental Impact of Our Solicitations

Electronic Delivery of Proxy Materials

We began providing proxy materials electronically to our stockholders in connection with our 2008 Annual Meeting of Stockholders and provide printed proxy materials only to stockholders that have not requested electronic delivery. This has reduced the number of proxy statements and Annual Reports on Form 10-K that are printed and mailed each year from 43,000 copies of each document in 2007 to approximately 2,000 copies of each document in 2016.

If you currently receive printed copies of our proxy materials and you would like to reduce the environmental impact associated with printing and mailing future proxy materials to you, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the Internet voting instructions on your notice or proxy card and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Materials Sent to Stockholders Sharing the Same Surname and Address

Stockholders holding their shares in a brokerage account or bank account that share the same surname and address generally receive only one copy of the notice or materials. This practice conserves natural resources and reduces duplicate mailings and associated printing and postage costs. If you would like to receive a separate copy of the notice, our annual report and/or proxy statement, as applicable, or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request. Stockholders receiving multiple copies at the same address may request that they receive only one. To do so, please submit your request to the address or phone number that appears on your notice or proxy card.

PTC Inc. Proxy Statement

PROXY STATEMENT for 2016 ANNUAL MEETING OF STOCKHOLDERS

PTC Inc. Proxy Statement	Page | i

PTC Inc. Proxy Statement	Page | ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting. For more complete information regarding PTC’s 2015 performance, you should read our Annual Report on Form 10-K, which accompanies this proxy statement.

MATTERS TO BE VOTED ON AT THE MEETING

PROPOSAL	BOARD RECOMMENDATION	PAGE NO.

Elect seven directors to serve until the 2017 Annual Meeting of Stockholders.	FOR ALL NOMINEES	5

Advisory vote to approve the 2015 compensation of our named executive officers (say-on-pay).	FOR	20

Approve an increase in the number of shares authorized for issuance under the 2000 Equity Incentive Plan.	FOR	46

Re-approve the material terms of the performance goals under the 2000 Equity Incentive Plan.	FOR	54

Approve our 2016 Employee Stock Purchase Plan.	FOR	55

Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	57

DIRECTOR NOMINEES

NOMINEE	INDEPENDENCE	COMMITTEES	DIRECTOR SINCE

Robert Schechter Chairman of the Board	Independent	Chair, Audit Committee Compensation Committee	2009

Janice Chaffin	Independent	Audit Committee Corporate Governance Committee Corporate Development Committee	2013

Donald Grierson	Independent	Chair, Compensation Committee Corporate Governance Committee	1987

James Heppelmann	President and CEO, PTC	—	2008

Klaus Hoehn	Independent	Corporate Development Committee	2015

Paul Lacy	Independent	Chair, Corporate Governance Committee Audit Committee Compensation Committee	2009

Renato (Ron) Zambonini	Independent	Chair, Corporate Development Committee Corporate Governance Committee Compensation Committee	2011

All director nominees attended 100% of the meetings of the Board and the committees on which they serve during the past year.

PTC Inc. Proxy Statement	Page | 1

BUSINESS PERFORMANCE
Up 102% over FY 2010	Up 124% over FY 2010	Up 113% over FY 2014	$65 Million Stock Repurchased in 2015	290 New Internet of Things Customers in 2015

GAAP EPS	Non-GAAP EPS	Subscription Bookings Mix

Appendix A contains a reconciliation of Non-GAAP EPS to GAAP EPS for 2015 and 2010.

2015 EXECUTIVE COMPENSATION(1)
EXECUTIVE	FISCAL 2015	FISCAL 2014	% CHANGE

James Heppelmann President, Chief Executive Officer	$5,975,446	$6,502,968	(8.11)%

Andrew Miller EVP, Chief Financial Officer	$1,972,056	—(2)	—(2)

Barry Cohen EVP, Strategy	$2,474,770	$2,588,552	(4.40)%

Anthony DiBona EVP, Global Support	$1,847,138	$1,963,309	(5.92)%

Robert Ranaldi EVP, Global Sales and Distribution	$2,482,720	$2,206,302	11.77%

 (1)  Compensationfor our CEO, current CFO and three most highly compensated officers for 2015. Compensation consists of salary paid, performance-based bonus paid in 2014, grant date value of restricted stock units (RSUs) granted and 401(k) Plan matching contributions. Excludes the value of amendments to prior period equity awards and, for Mr. Miller, his sign-on compensation and relocation expenses.

(2) Mr. Miller joined PTC in February 2015.

PERCENTAGE OF PERFORMANCE-BASED TARGET COMPENSATION FOR 2015

PTC Inc. Proxy Statement	Page | 2

CORPORATE GOVERNANCE HIGHLIGHTS

¡     Annual Election of All Directors

¡      Majority Voting Policy for Uncontested Director Elections

¡      8 Director Nominees / 7 Independent Director Nominees

¡      Independent Board Chairman

¡    Independent Audit, Compensation and Governance/Nominating Committees

¡     Regular Executive Sessions of Independent Directors

¡      No Current Director Related Party Transactions

¡     No Stockholder Rights Plan (“Poison Pill”)

¡     Stockholder Right to Call a Special Meeting

¡      No Supermajority Voting Requirements in Charter or By-Laws

¡      Stock Ownership Requirements for Directors and Executive Officers

¡      Pay-for-Performance Executive Compensation

¡     Executive Incentive Compensation Clawback Policy

¡      No Hedging of Stock by Directors/Executives/Employees

¡      No Pledging of Stock by Directors/Executives/Employees

2015 PRICEWATERHOUSECOOPERS LLP SERVICES AND FEES

TYPE OF PROFESSIONAL SERVICE	FISCAL 2015	FISCAL 2014

Audit Fees	$3,476,274	$4,522,600

Audit-Related Fees(1)	$97,317	$747,700

Tax Fees(2)	$2,806,782	$1,657,100

All Other Fees(3)	$1,800	$1,800
(1) Consists principally of fees for services related to financial due diligence in connection with acquisitions and consultations concerning financial accounting and reporting standards.

(2)    Consists principally of fees related to tax compliance, tax planning and tax advice services, and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees) as follows:

Type of Tax Service	Fiscal 2015	Fiscal 2014
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$345,059	$335,500
Tax compliance services related to PTC’s expatriate employees	514,695	607,000
Other tax services, including tax planning and advice services and assistance with tax audits	1,947,028	714,600

Total	$2,806,782	$1,657,100

(3) Consists of fees for accounting research software.

Refer to Proposal 6 on page 57 for more information about PricewaterhouseCoopers LLC’s services.

PTC Inc. Proxy Statement	Page | 3

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

2016 Annual Meeting of Stockholders
Date and Time	Place

Wednesday, March 2, 2016 8:00 a.m. Eastern Standard Time	PTC Inc. 140 Kendrick Street Needham, MA 02494

Proposals to be Voted on at the Meeting
Proposal	Board Recommendation
Elect seven directors to serve until the 2017 Annual Meeting of Stockholders.	FOR
Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	FOR
Approve an increase in the number of shares authorized for issuance under the 2000 Equity Incentive Plan.	FOR
Re-approve the performance goals under the 2000 Equity Incentive Plan.	FOR
Approve our 2016 Employee Stock Purchase Plan.	FOR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

How You May Vote

All stockholders as of January 4, 2016 have the right to attend and vote at the Annual Meeting of Stockholders. You may vote by proxy in advance of the meeting. You may attend the meeting even if you have voted by proxy before the meeting. In order to establish a quorum and to facilitate the tabulation of votes, please vote before the meeting, even if you plan to attend the meeting.

Voting by Proxy	Voting in Person

If you vote by proxy, your shares will be voted at the meeting as you instruct. If you submit your proxy but do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, your shares will be voted in accordance with the designated proxies’ best judgment.

To vote, you should follow the voting instructions in the notice or proxy card sent to you.

You may vote by Internet or, if you received a proxy card, by telephone or mail.

If you wish to vote in person, you must have the required documentation described below with you.

If you are a record holder (that is, you hold your shares directly and not through a brokerage account), you should bring a government issued document that identifies you (such as a Driver’s License or Passport).

If you are a beneficial holder (that is, you hold your shares through a brokerage account), you will need to obtain a legal proxy from the brokerage firm to enable you to vote at the meeting. You should also bring a government issued document that identifies you.

You have one vote for each share of common stock that you owned at the close of business on January 4, 2016. On that date, there were 114,531,701 shares of our common stock outstanding. Common stock is our only class of voting stock.

 Additional information about the Annual Meeting and voting and other administrative matters begins on page 68.

We made this proxy statement available to stockholders on January 20, 2016.

PTC Inc. Proxy Statement	Page | 4

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is elected by the stockholders to represent and protect their interest in PTC. The Board selects and oversees the members of senior management, who are responsible for conducting the business of PTC.

Election Process and Voting Standard

All directors stand for election each year. Directors are elected by a plurality of votes received. However, we maintain a Majority Voting Policy for uncontested director elections that requires a director who does not receive a majority of the votes cast in favor of his or her election to promptly tender his or her resignation from the Board. The Corporate Governance Committee will consider the resignation and recommend to the Board whether or not to accept the resignation. The Board will use its best efforts to act on the resignation and publicly disclose its decision and its rationale within 90 days following certification of the election results. The Director who tenders his or her resignation may not participate in the decisions of the Corporate Governance Committee or the Board that concern the resignation.

Director Nominations

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Candidates may be suggested by directors, management, stockholders or by a search firm retained by the Committee. Stockholders that wish to nominate a candidate may do so in accordance with the procedures described in STOCKHOLDER PROPOSALS AND NOMINATIONS. Candidates properly nominated by stockholders will be given the same consideration as other proposed candidates.

Director Qualifications

The Corporate Governance Committee’s mandate is to create and maintain a Board with a diversity of skills and attributes that is aligned with PTC’s current and anticipated future strategic needs. Beyond a few general requirements, the Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees, but views the composition of the Board as a whole and the experience and skills each director nominee brings to the Board.

PTC values diversity and believes that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds, as well as diversity with respect to race, ethnicity, gender, age and cultural backgrounds, is desirable. The Committee does not maintain a diversity policy, but seeks to achieve diversity through its thoughtful selection of qualified candidates.

Qualifications Required of All Directors. The Corporate Governance Committee considers each candidate’s character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and such other then relevant skills and experience as may contribute to the Board’s effectiveness and PTC’s success. In addition, all candidates must be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Board of Directors and must not hold positions or interests that conflict with their responsibilities to PTC. Candidates must also comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations. The Committee will also consider whether the candidate is independent of PTC as PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

Specific Qualifications, Skills and Experience Required of the Board. The Committee believes that certain qualifications, skills and experience should be represented on the Board, as described below, although not every member of the Board must possess all such qualifications, skills and experience to be considered capable of making valuable contributions to the Board.

PTC Inc. Proxy Statement	Page | 5

Proposal 1: Election of Directors

The Board considers a mix of the following qualifications, skills and experience desirable for the effectiveness and success of the PTC Board as a whole.

CEO / President Experience Our business is complex and evolving rapidly. CEOs / Presidents have proven leadership experience in developing and advancing a vision and making executive-level decisions.

Financial Expertise

Our business and financial model is complex and multinational. Individuals with financial expertise are able to identify and understand the issues associated with our business and financial model.

Enterprise Software Experience We are an enterprise software company. Those with enterprise software experience are better able to understand the risks and opportunities facing our business.

Strategy Our success depends on successful development and execution of our corporate strategy.

Knowledge of Manufacturing Market and Process

We primarily serve the companies in the manufacturing industry. Understanding of this industry enables better understanding of how we can best address the needs of our customers.

Marketing Our business depends on successfully creating awareness of our products and entering new markets. Persons with marketing experience can help us identify ways to do so successfully.

R&D / Technology

Our business depends on the success of our research and development efforts to develop our products and expand our offerings. Experience in this area enables better understanding of the challenges we face and best practices.

Global Experience

We are a global company, with approximately 40% of our revenue coming from the Americas, 40% from Europe and 20% from the Asia-Pacific region. Global experience enables better understanding of the complexities and issues associated with running a global business and the challenges we face.

Director Nominees

All of the current directors are up for reelection. Information about each of the director nominees, including their qualifications, skills and experience that led the Corporate Governance Committee and the Board to conclude that the director should serve as a director of the company, is discussed below. Information about their PTC stock ownership is set forth in INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP – Stock Owned by Directors and Officers.

Independence of Our Directors. Our Board of Directors has determined that Messrs. Schechter, Grierson, Hoehn, Lacy and Zambonini and Ms. Chaffin are independent under applicable NASDAQ rules. None of the independent directors, to our knowledge, has any business, financial, family or other type of relationship with PTC or its management that would impact the director’s independence.

The Board of Directors recommends that you vote FOR the election of all of the director nominees.

PTC Inc. Proxy Statement	Page | 6

Proposal 1: Election of Directors

Robert P. Schechter Chairman of the Board of Directors	Director since 2009	Age 67
Board Committees:	¡ Audit (Chair) ¡ Compensation
Other Public Company Boards:	Tremor Video Inc. and EXA Corporation Unica Corporation (2005 - 2010) and Soapstone Networks, Inc. (2003 - 2009)

Chief Executive Officer (Retired), NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008.

Specific Qualifications and Experience
CEO/President Experience Served as President and Chief Executive Officer of NMS Communications Corporation.

Financial Expertise

Financial and accounting expertise as a result of his positions at NMS Communications Corporation and at Lotus Development Corporation, where he was the Chief Financial Officer. Mr. Schechter was also a partner at Coopers & Lybrand LLP, an independent audit firm, and served as Chairman of its North East Region High Tech Practice. He also holds a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Enterprise Software Experience Enterprise software experience as a result of his positions at NMS Communications Corporation and Lotus Development Corporation.

Knowledge of Manufacturing Market and Process

Knowledge of manufacturing market and process as a result of his position at NMS Communications Corporation, which manufactured hardware and software products for the telecommunications industry.

Strategy Strategic expertise as a result of his positions at NMS Communications Corporation and Lotus Development Corporation.

Marketing

Significant marketing experience as a result of his position as Senior Vice President at Lotus Development Corporation, in which position he was responsible for all sales, marketing, customer service and product development outside North America.

Technology / R&D

Technology and research and development expertise as a result of his position as Senior Vice President at Lotus Development Corporation, in which position he was responsible for sales, marketing, customer service and product development outside North America.

Global Experience Global experience as a result of his positions at NMS Communications Corporation and Lotus Development Corporation.

PTC Inc. Proxy Statement	Page | 7

Proposal 1: Election of Directors

Janice D. Chaffin	Director since 2013	Age 61

Board Committees:	¡ Audit ¡ Corporate Governance ¡ Corporate Development

Other Public Company Boards:	Synopsys, Inc. International Game Technology (2010 – 2015) Informatica Corporation (2001 – 2008)

Group President, Consumer Business Unit (Retired), Symantec Corporation, a provider of security, backup and availability solutions. Ms. Chaffin served as Group President, Consumer Business Unit of Symantec from April 2007 to March 2013. Prior to that, she served as Chief Marketing Officer of Symantec from 2003 to 2007. Prior to that, Ms. Chaffin spent over twenty years at Hewlett-Packard Company, a global technology company, in management and marketing leadership positions.

In 2015, Ms. Chaffin completed the requirements to become a NACD Fellow, the highest level of credentialing for corporate directors and corporate governance professionals by the National Association of Corporate Directors. To become a NACD Fellow, Ms. Chaffin demonstrated knowledge of the leading trends and practices that define exemplary corporate governance today and committed to developing professional insights through a comprehensive program of ongoing study.

Specific Qualifications and Experience

CEO/President Experience Served as Group President, Consumer Business Unit, Symantec Corporation.

Financial Expertise

Financial and accounting expertise as a result of her positions at Symantec Corporation and Hewlett-Packard Company and service on the Audit Committee of Informatica Corporation. Ms. Chaffin also holds a Masters of Business Administration from the University of California, Los Angeles.

Enterprise Software Experience Enterprise software experience as a result of her positions at Symantec Corporation and Hewlett-Packard Company and as a director of Informatica Corporation.

Strategy Strategic expertise as a result of her experience at Symantec Corporation and Hewlett-Packard Company and as director of Informatica Corporation.

Marketing Served as Chief Marketing Officer, Symantec Corporation, and in marketing leadership positions at Hewlett-Packard Company.

Global Experience Global experience as a result of her positions at Symantec Corporation and Hewlett-Packard Company.

PTC Inc. Proxy Statement	Page | 8

Proposal 1: Election of Directors

Donald K. Grierson	Director since 1987	Age 81

Board Committees:	¡ Compensation (Chair) ¡ Corporate Governance

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from September 2002 to November 2004 and from 1991 to March 2001. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002. Prior to that, Mr. Grierson was a Senior Vice President, Group Executive at General Electric Company and was involved with several high-tech venture capital companies. Mr. Grierson also previously served on the boards of Cadence Design Systems, Inc. and Oracle Corporation.

Specific Qualifications and Experience

CEO/President Experience Served as Chief Executive Officer, ABB Vetco International, as Chief Executive Officer and President of ABB Vetco Gray, Inc. and as a Group Executive at GE.

Financial Expertise Financial and accounting expertise as a result of his positions at ABB Vetco International and ABB Vetco Gray, Inc. Mr. Grierson also previously served on the PTC Audit Committee.

Enterprise Software Experience Enterprise software experience as a result of his service as a director of Cadence and Oracle and his tenure as a director of PTC.

Strategy Strategic expertise as a result of his positions at ABB Vetco International, ABB Vetco Gray, Inc. and GE and as a director of PTC Inc.

Knowledge of Manufacturing Market and Process

Extensive knowledge of the markets in which PTC operates as a result of his tenure on the PTC Board and extensive knowledge of the manufacturing industry as a result of his experience at ABB Vetco International, ABB Vetco Gray, Inc. and GE and his service as a director of Cadence.

Global Experience Global experience as a result of his positions at ABB Vetco Gray, Inc. and GE and service as a director of Cadence and Oracle.

PTC Inc. Proxy Statement	Page | 9

Proposal 1: Election of Directors

James E. Heppelmann	Director since 2008	Age 51

Board Committees:	None

Other Public Company Boards:	Sensata Technologies Holdings N.V.

President and Chief Executive Officer of PTC since October 2010. Mr. Heppelmann was President and Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.

Specific Qualifications and Experience

CEO/President Experience Serves as President and Chief Executive Officer of PTC Inc. and was a founder and the President of Windchill Technology, Inc. prior to its acquisition by PTC.

Financial Expertise Financial and accounting expertise as a result of his positions at PTC Inc. and Windchill Technology, Inc.

Enterprise Software Experience Enterprise software experience as a result of his positions at PTC Inc. and Windchill Technology, Inc.

Strategy Significant strategic expertise as a result of his positions at PTC Inc. and Windchill Technology, Inc.

Knowledge of Manufacturing Market and Process Extensive knowledge of the markets in which PTC operates as a result of his positions at PTC Inc. and Windchill Technology, Inc.

Marketing Marketing experience as a result of his position as Chief Product Officer of PTC Inc., in which position he was responsible for PTC’s Marketing function as well.

Technology / R&D

Technology and research and development expertise as a result of his positions at PTC Inc., including as Chief Product Officer and Chief Technology Officer, and at Windchill Technology, Inc.

Global Experience Global experience as a result of his positions at PTC Inc.

PTC Inc. Proxy Statement	Page | 10

Proposal 1: Election of Directors

Klaus Hoehn	Director since 2015	Age 64
Board Committees:	¡ Corporate Development

Vice President, Advanced Technology and Engineering, Deere & Company, an agricultural, construction, commercial and consumer equipment manufacturer, a position he has held since January 2006. He joined Deere & Company in 1992 and has served in a number of engineering and product development roles at the company.

Specific Qualifications and Experience

Knowledge of Manufacturing Market and Process

Extensive knowledge of manufacturing and the markets in which PTC operates, as well as extensive knowledge of PTC software as a result of his positions at Deere & Company, including as user of PTC software. Mr. Hoehn serves as the “voice of the customer” on the Board.

Strategy Strategic expertise as a result of his positions at Deere & Company.
Technology / R&D Technology and research and development expertise as a result of his positions at Deere & Company.
Global Experience Global experience as a result of his positions at Deere & Company.

PTC Inc. Proxy Statement	Page | 11

Proposal 1: Election of Directors

Paul A. Lacy	Director since 2009	Age 68
Board Committees:	¡ Corporate Governance (Chair) ¡ Audit ¡ Compensation

President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. He served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.

Specific Qualifications and Experience
CEO/President Experience Served as President of Kronos Incorporated.
Financial Expertise Financial and accounting expertise as a result of serving as President and as Chief Financial Officer of Kronos Incorporated.

Enterprise Software Experience

Enterprise software experience as a result of his positions at Kronos Incorporated. During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company.

Strategy

Strategic expertise as a result of his positions at Kronos Incorporated. During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company.

Global Experience Global experience as a result of his positions at Kronos Incorporated.

PTC Inc. Proxy Statement	Page | 12

Proposal 1: Election of Directors

Renato Zambonini	Director since 2011	Age 69
Board Committees:	¡ Corporate Development (Chair) ¡ Compensation ¡ Corporate Governance
Other Public Company Boards:	CA, Inc. Cognos Incorporated (1994 - 2008) and Emergis Inc. (2005 - 2008)

President and Chief Executive Officer (Retired) of Cognos Incorporated, a global leader in corporate performance management solutions. Mr. Zambonini was Chief Executive Officer of Cognos from September 1995 to June 2004 and President of Cognos from January 1993 to April 2002.

Specific Qualifications and Experience

CEO/President Experience

Served as President and Chief Executive Officer of Cognos Incorporated, where Mr. Zambonini led Cognos’s transformation from a specialized business intelligence software tools provider to a global leader in corporate performance management solutions.

Financial Expertise Financial and accounting expertise as a result of his experience at Cognos Incorporated and his service on the Audit Committee at Reynolds & Reynolds, a software company.
Enterprise Software Experience Enterprise software experience as a result of his positions at Cognos Incorporated and Cullinet Software, Inc.
Strategy Strategic expertise as a result of his experience at Cognos Incorporated and as a director of CA, Inc.
Technology / R&D Technology and research and development expertise as a result of his position as Vice President, Research & Development, at Cullinet Software, Inc.
Global Experience Global experience as a result of his positions at Cognos Incorporated and Cullinet Software, Inc. and as a director of CA, Inc.

PTC Inc. Proxy Statement	Page | 13

Proposal 1: Election of Directors

Summary of Director Nominees

The Board Has a Good Balance of Desired
Attributes

The Board has a good balance of qualifications,
skills and experience that the Corporate
Governance Committee and the Board believe
are essential to the effectiveness and success
of the Board.

Stockholder Interests are Protected

Six of the seven director nominees are independent. The only director who is not independent is our President and CEO.

An independent board ensures that the directors exercise independent judgment, are willing to question management and are best suited to represent and protect the interests of stockholders.

The Board Has a Good Balance of Tenure

The Corporate Governance Committee and the Board strive to achieve a balance of service on the Board through a mix of new members and perspectives and members with longer tenure with institutional knowledge.

PTC Inc. Proxy Statement	Page | 14

Corporate Governance

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is led by an independent Chairman, Mr. Schechter. We believe this Board leadership structure serves the company and our stockholders well by providing independent leadership of the Board. However, if we were to decide that having a non-independent Chairman would better serve the company and our stockholders, our policy is to have a Lead Independent Director when the Chairman is not independent.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met six times in 2015. All directors attended all meetings held during their tenure in 2015.

We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the then current directors attended the 2015 Annual Meeting of Stockholders.

The Committees of the Board

The Board has four standing committees: Audit, Compensation, Corporate Governance and Corporate Development. Each of the committees acts under a written charter, all of which are available on the Investor Relations page of our website at www.ptc.com. Mr. Heppelmann, our CEO, does not serve on any committee.

Committee Composition
	Audit	Compensation	Corporate Governance	Corporate Development
Janice Chaffin | I
Donald Grierson | I
Klaus Hoehn | I
Paul Lacy | I
Robert Schechter | I
Renato Zambonini | I

I = Independent | = Chair | = Member | = Audit Committee Financial Expert

Committee Meetings and Attendance

The Audit Committee met nine times in 2015, the Compensation Committee met six times in 2015 and the Corporate Governance Committee met three times in 2015. The Corporate Development Committee met three times in 2015. All committee members attended all of their respective committee meetings held during their tenure in 2015.

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Corporate Governance

AUDIT COMMITTEE

Responsibilities

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance and is also responsible for oversight of our other compliance programs. This includes reviewing the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor, with and without PTC management present.

The Committee is directly responsible for the appointment (and, if appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in PROPOSAL 6: CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016 – PricewaterhouseCoopers LLP Professional Services and Fees.

Independence and Financial Expertise

All Committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Stock Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries.

The Board of Directors has determined that Mr. Schechter and Mr. Lacy qualify as Audit Committee Financial Experts, as defined by the SEC.

COMPENSATION COMMITTEE

Responsibilities

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting performance goals relevant to compensation of executive officers and evaluating performance against those goals. The Committee is also responsible for administering our equity compensation plans.

The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. Information about the role of the compensation consultant is described in COMPENSATION DISCUSSION AND ANALYSIS – Compensation Setting Process.

Information about the process by which our executive compensation plans are developed is described in COMPENSATION DISCUSSION AND ANALYSIS.

Independence

All Committee members are “independent directors” under The NASDAQ Stock Market listing requirements.

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Corporate Governance

CORPORATE GOVERNANCE COMMITTEE

Responsibilities

The Corporate Governance Committee is responsible for corporate governance and the nomination of directors. The Corporate Governance Committee:

¡	Develops and recommends policies and processes regarding corporate governance,

¡	Reviews the composition of the Board and makes recommendations regarding nominees for election to the Board and membership on committees of the Board,

¡	Reviews and makes recommendations to the Board with respect to director compensation, and

¡	Maintains a CEO succession plan to ensure continuity of leadership for PTC.

Independence

All Committee members are “independent directors” under The NASDAQ Stock Market listing requirements.

CORPORATE DEVELOPMENT COMMITTEE

The Corporate Development Committee reviews the company’s acquisition strategy and other related strategic initiatives with management. The Committee also reviews proposed acquisitions and other corporate development opportunities, and is authorized to approve transactions within parameters established by the Board from time to time.

RISK OVERSIGHT

The Board exercises its oversight responsibilities with respect to the risks facing PTC both at the Board level and through its committees, in particular, the Audit and Compensation Committees.

¡

The Board receives an update on PTC’s compliance programs at least once a year, including those that address its cybersecurity risks, and receives specific briefings on PTC’s cybersecurity programs and risks periodically.

¡

The Audit Committee is responsible for overseeing risk management as it relates to PTC’s financial condition, financial statements, financial reporting process and accounting matters and for overseeing PTC’s compliance programs.

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The Compensation Committee is responsible for overseeing PTC’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. (See COMPENSATION DISCUSSION AND ANALYSIS – Assessment of Risks Associated with Our Compensation Programs for a description of our assessment of those risks.)

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to ongoing operations and proposed actions and initiatives.

COMMUNICATIONS WITH THE BOARD

Stockholders may send communications to the Board of Directors in the manner described in Contact Information and Contact the Board on the Investor Relations page of our website, www.ptc.com.

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Director Compensation

DIRECTOR COMPENSATION

We pay our non-employee directors a mix of cash and equity compensation. The amounts established for the annual Board and committee cash and equity retainers for the 2015 – 2016 year are shown in the table below. The retainers are the only compensation paid for service on the Board and the committees; we do not pay meeting fees for attendance at board or committee meetings.

	Annual Cash Retainer	Annual Equity Retainer	Committee Chair Retainer	Committee Member Retainer
Chairman of the Board	$115,000	$300,000
Other Directors	$50,000	$240,000
Audit Committee			$15,000	$15,000
Compensation Committee			$12,500	$12,500
Corporate Governance Committee			$7,500	$7,500
Corporate Development Committee			$6,000	$6,000

Director Compensation Process and Decisions

Annual Compensation. The Board establishes the annual compensation for the directors at the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders. In setting such compensation, the Board considers the recommendation of the Corporate Governance Committee. In making its recommendation for 2015, the Corporate Governance Committee considered a competitive assessment of the directors’ compensation with that of our compensation peer group (shown on page 28) and reviewed each element of compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors. For 2015, the directors’ compensation was positioned at the median of the compensation peer group.

We provide a higher annual retainer for service as the Chairman of the Board given the additional work required by that position, but do not pay a committee chair retainer to the Chairman of the Board for service as the Chair of any committee. We provide different retainers for the Chairs and members of the various committees based on the anticipated level of work required with respect to the position and the committee.

We also believe that providing a majority of our directors’ annual retainer compensation in the form of equity rather than cash serves to further align the interests of our directors with our stockholders as they become stockholders themselves.

New Director Compensation. The Board establishes the compensation for a new director at the time of election. For the annual cash and equity compensation, that compensation is pro-rated based on the annual compensation amounts established for the other directors. We also make a one-time equity grant that vests over two years in an amount determined in accordance with the company’s prior practice and a competitive assessment of director compensation practices. The award is meant to increase the director’s stock ownership over time to further align the director’s interests with those of PTC stockholders and to compensate the director for the investment of time the director will make in understanding our business.

Director Stock Ownership Policy; Hedging and Pledging of PTC Stock

Because we believe our directors’ interests are best aligned with those of our stockholders if they maintain significant exposure to our stock, our non-employee directors are required to attain and maintain an ownership level of PTC common stock with a value equal to five times their respective annual Board cash retainer. (The value of unvested restricted stock, RSUs, options and pledged stock is not included in this calculation.) All our directors exceed the minimum holding requirements under the policy. Our Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com. We also prohibit hedging and pledging of our stock.

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Director Compensation

2015 Director Compensation

The amounts shown in the Fees Earned or Paid in Cash column of the table reflect each director’s annual board and committee retainer fees and meeting fees. The amounts shown in the Stock Awards column of the table reflect the value of the equity awards made to the directors during the year.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)		All Other Compensation ($)	Total ($)
Robert Schechter Chairman of the Board, Chair Audit Committee	$85,250		$299,980	(4)	$—	$385,230
Janice Chaffin	$41,500		$239,984	(4)	$—	$281,484
Donald Grierson Chair, Compensation Committee	$51,250		$239,984	(4)	$—	$291,234
Klaus Hoehn(5)	$14,000	(5)	$539,996	(5)	$—	$553,996
Paul Lacy Chair, Corporate Governance Committee	$64,250		$239,984	(4)	$—	$304,234
Renato Zambonini Chair, Corporate Development Committee	$53,000		$239,984	(4)	$—	$292,984
Thomas Bogan(6)	$30,125		$239,984	(4)	$—	$270,109
Michael Porter(7)	$—		$—		$160,000	$160,000

(1)

Due to his employment relationship with PTC, Mr. Heppelmann, our President and Chief Executive Officer, receives no compensation for his service as a director and, accordingly, is not shown in the Director Compensation table.

(2)

Grant date fair value of restricted stock units. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our common stock on The NASDAQ Stock Market on the grant date.

(3)	The number of outstanding RSUs held by each director as of September 30, 2015 is shown in the table below. No director held options.

Name	Restricted Stock Units
Janice Chaffin	7,136
Donald Grierson	7,136
Klaus Hoehn	13,056
Paul Lacy	7,136
Robert Schechter	8,920
Renato Zambonini	7,136

(4)	Grant date fair value of RSUs granted on March 4, 2015 at $33.63 per share.

(5)

Mr. Hoehn joined the Board on June 8, 2015 and received a one-time new director equity award of 8,704 RSUs, which award vests in two equal installments on the first and second anniversaries of his service as director, and a pro-rated annual equity award of 4,352 RSUs. The stock award value shown reflects the grant date fair value of those equity awards based on a stock price of $41.36 per share on the June 8, 2015 grant date. His cash compensation was also pro-rated for the portion of the year served.

(6)

Mr. Bogan resigned from the Board on June 8, 2015. Accordingly, his compensation was pro-rated for the portion of the year served. Because Mr. Bogan resigned before the vest date of the RSUs granted as his equity retainer for the year, the RSUs were forfeited in their entirety.

(7)

Mr. Porter’s term ended at the March 4, 2015 Annual Meeting of Stockholders. Amounts shown in “All Other Compensation” reflect amounts paid under his Consulting Agreement with PTC and to him for services to PTC during his most recent term. See TRANSACTIONS WITH RELATED PERSONS for additional information.

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PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This advisory vote on the compensation of our Chief Executive Officer and our other executive officers named in the Summary Compensation Table (our “named executive officers”) gives stockholders the opportunity to express their views on our named executive officers’ compensation for 2015. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Additional information about their compensation is discussed in COMPENSATION DISCUSSION AND ANALYSIS and EXECUTIVE COMPENSATION.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in COMPENSATION DISCUSSION AND ANALYSIS and the tables and related disclosures contained in EXECUTIVE COMPENSATION.

Why You Should Approve the Compensation of Our Named Executive Officers

Our compensation programs are designed to pay for performance. A significant portion of the compensation of our named executive officers is comprised of performance-based pay. Our compensation programs are designed so that if the performance-based compensation is earned in full, total compensation earned by these executives will be between the second and third quartiles of the compensation paid by our peer group. For 2015, 53% of our CEO’s target compensation was performance-based and 48% of our other named executive officers’ target compensation was performance-based. For 2015, the performance measures for the annual cash bonus and the 2015 performance-based equity awards were not achieved and, consistent with our pay for performance philosophy, no portion of the executives’ 2015 performance-based compensation was earned or paid.

The table below shows the target performance measures for our 2015 short-term and long-term performance-based compensation and actual achievement relative to those targets.

2015 Performance-Based Compensation
Short-Term Cash Bonus			Long-Term Performance-Based Equity
Performance Measure: New License and ACV(1) Subscription Bookings			Performance Measure: Relative TSR
	FY15 Target	FY15 Achievement		FY15 Target	FY15 Achievement
FY15 New License and ACV Subscription Bookings	$399.7 Million	$331.3 Million	FY15 Relative TSR(2)	50th Percentile	17th Percentile
Achievement	0%		Achievement	0%
(1)

ACV is annualized contract value, which takes the total subscription contract value and divides it by the term to determine the value of one year of that contract (if the term is less than a year, the total value is the ACV). Once $22.3 million in subscription bookings was achieved, the ACV of additional subscription bookings was multiplied by three.

(2)	TSR is Total Shareholder Return as measured by the company’s stock price performance relative to a selected comparable group of companies.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. In addition to weighting our executives’ compensation to performance-based pay, a substantial portion of their compensation is in the form of equity that vests over three years. Moreover, our executives are subject to substantial stock ownership requirements and to clawback of incentive compensation in certain circumstances. These elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC.

Our compensation programs are developed by independent directors advised by an independent consultant. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.

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Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers

Effect of Say-on-Pay Vote

This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and will consider the outcome of this vote when establishing future compensation for our executive officers. We hold such a vote each year.

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COMPENSATION DISCUSSION AND ANALYSIS

As discussed in Proposal 2, we are conducting a “say-on-pay” vote that asks you to approve the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in EXECUTIVE COMPENSATION.

The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2015 for our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and the three other executive officers named in the Summary Compensation Table (collectively, our “named executive officers”).

Executive Summary of 2015 Initiatives

2015 Business Transformation Initiative

In fiscal 2015, PTC began a fundamental transformation of the company to move from a perpetual-based licensing model to a subscription-based licensing model and to accelerate our Internet of Things (IoT) strategy. We believe both of these initiatives will create long-term value for our stockholders.

First, recognizing that the software market and how customers prefer to purchase software is changing, we began to transition our business model from a perpetual-based licensing model to a subscription-based licensing model. We believe this is a necessary evolution of our business, will allow us to unlock greater value for our customers and stockholders and will create more sustainable growth over time in both our core solutions business and our Technology Platform business. We believe this will increase the value of the company and increase our share price, both of which will benefit stockholders.

Second, we accelerated our strategy to strengthen our position as a leader in the IoT software platform market, which we believe will be one of high growth and increase significantly in size over the next decade.

We achieved considerable success on both strategic initiatives in 2015. We demonstrated progress in changing our business model by increasing the mix of subscription bookings from 8% in 2014 to 17% in 2015. In the Technology Platform business we far outpaced our target of 200 new IoT logos for the year, with a full-year total of 290. These achievements demonstrate our progress in 2015 toward transforming the company.

Effect of Business Transformation Initiative on 2015 Compensation Program Design

Our transformation initiative had significant implications for our compensation programs because revenue is recognized ratably in a subscription model and there was uncertainty regarding how much of our business would come in as subscription. With this, and our ongoing commitment to stockholders in mind, we made several changes to our 2015 compensation plans for executives.

¡

We adopted relative total shareholder return (TSR) as the performance measure for our long-term incentive program. We believe this change was appropriate given the challenges associated with setting appropriate operating targets while undertaking this significant business model change and further aligns our executives’ interest with that of our stockholders.

¡

We aligned our executives’ annual cash bonus to subscription and perpetual license bookings. In 2015, 100% of the executives’ cash bonus was tied to company achievement of $399.7 million in new license and adjusted subscription bookings, with an additional upside incentive for achievement above the target. This performance measure was designed to support our goal of increasing software bookings, including increasing subscription bookings.

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In 2015, we also eliminated the partial acceleration of certain equity upon a change in control under our executives’ executive agreements so that our executives’ equity is now subject to a full double trigger after a change in control under those agreements.

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Compensation Discussion and Analysis

We believe these changes demonstrate responsiveness to stockholders, support our philosophy of paying for performance, further align our executives’ interests with those of our stockholders, and motivate our executives to transform the company and drive long-term stockholder value.

Executive Summary of Our Compensation Practices

We pay for performance.

The core of our executive compensation philosophy is pay for performance. Accordingly, a significant portion of our executives’ compensation is comprised of performance-based pay. Our executives’ compensation for 2015 reflects this linkage.

¡

Our executives’ target compensation for 2015 consisted of a base salary, a performance-based cash bonus and performance- and service-based equity awards. Based on the mix of these items, 53% of our CEO’s and 48% of our other named executives’ target compensation was performance-based for 2015.

¡

As described above, we designed our executives’ annual bonus plan to increase software bookings, including subscription bookings. We failed to achieve the performance measures under the bonus plan and our executives did not earn any portion of their bonus for 2015.

¡

As described above, our executives’ performance-based equity could be earned only if our stock price performed well relative to the stock price performance of the peer group. Because we did not achieve the relative TSR measure under the performance-based equity, our executives did not earn any portion of their 2015 performance-based equity for 2015.

We are responsive to stockholder concerns.

In 2015, we received approximately 95% approval of our Say-on-Pay proposal on our executives’ 2014 compensation. In 2014, we received approximately 96% approval of our Say-on-Pay proposal for our executives’ 2013 compensation. We believe the approval rating reflects stockholder approval of the changes we made in 2013 in response to the 2012 vote (76% approval rating). These changes included adoption of different performance measures for our short-term and long-term performance plans, adoption of three-year performance measures for our long-term performance plans, and adoption of a compensation “clawback” policy. We considered the 2015 vote on our executives’ 2014 compensation, and our belief that it indicated stockholder approval of the redesign of the compensation plans, and we made compensation decisions for our executives’ 2015 compensation accordingly. We also considered concerns stated in connection with the 2015 vote about the fact that a small portion of our executives’ equity would vest upon a change in control and addressed that concern by eliminating all single trigger vesting in connection with a change in control under their executive agreements so that all of our executives’ equity is subject to double trigger vesting after a change in control under those agreements.

We maintain compensation practices that benefit stockholders.

☑

Our performance-based equity awards have performance measures that span up to three years and our service-based equity awards vest over a period of three years to ensure that our executives maintain a long-term view of stockholder value.

☑

The amounts our executives can earn under our annual corporate performance-based incentive plans (including upside potential) are capped. Accordingly, amounts earned under the annual plan are predictable and performance above incentive plan targets benefits stockholders.

☑

We have a compensation “clawback” policy under which incentive compensation paid to our executive officers for 2013 and thereafter that is subsequently determined not to have been earned due to restatement of prior period financial results may be recovered from those officers whose misconduct led to the need for the restatement.

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Compensation Discussion and Analysis

☑

We design our compensation policies and practices to mitigate risks to the company that could be posed by those policies and practices. (See Assessment of Risks Associated with Our Compensation Programs on page 36.)

☑	Unvested and unexercised equity awards, including options, are not transferable.

☑	We do not have a salary merit increase program for our executives.

☑	We do not provide significant perquisites or supplemental retirement benefits to our executives.

☑

We require our executives to maintain specified levels of ownership of our stock to ensure that their interests are even more effectively linked to those of our stockholders. (See Equity Ownership on page 35.)

☑

We do not allow our executives to hedge their exposure to ownership of, or interest in, PTC stock; nor do we allow them to engage in speculative transactions with respect to PTC stock or to pledge their PTC stock.

☑	Our executive agreements:

¡	do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control, and we have committed that we will not include such a gross-up in any future executive agreements;

¡	contain “double triggers” that require termination in connection with a change in control before vesting of any equity is accelerated; and

¡	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.

(See Potential Payments on Termination or Change in Control on page 44.)

☑	Our Compensation Committee is comprised of four directors who are “independent” under NASDAQ Stock Market rules.

☑

Our Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, is retained directly by the Committee, provides only minimal occasional other services to PTC and has no conflicts or potential conflicts of interest.

☑

Pearl Meyer & Partners attends Compensation Committee meetings, provides data and advice to the Committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established, which is done solely by the Committee.

☑

We aim to mitigate the potential dilutive effect of equity awards and to return capital to stockholders through a share repurchase program. (We repurchased 2.7 million shares in 2015 for $64.9 million.)

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Compensation Discussion and Analysis

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our stockholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

¡	support the long-term financial plan and goals of PTC;

¡	motivate our executives to advance the interests of PTC and increase stockholder value;

¡	reward our executives for their contributions to the success of PTC; and

¡	retain our executives.

We assess our executives’ compensation against the compensation paid to executives in similar positions in the peer group to ensure that the compensation we pay is competitive and fair to our executives and to our stockholders. We seek to accomplish this by establishing target compensation generally within the second and third quartiles of the compensation paid by the peer group.

Compensation Setting Process

The Compensation Committee establishes the compensation for our executive officers. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. The costs of such engagements are paid by PTC. The Committee also works with management to ensure compensation is aligned with PTC’s business plan and long-term strategy.

Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2015. The Committee has assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of PTC and has no relationships that could create a conflict of interest with PTC. As part of its assessment, the Committee considered the fact that Pearl Meyer provides no other services to PTC and consults with PTC’s management only as necessary to provide the services described below.

Pearl Meyer provides a range of services to the Committee to support the Committee in fulfilling its responsibilities, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues. The Committee meets with Pearl Meyer with and without PTC management present. Pearl Meyer does not determine or recommend the amount or form of compensation established.

Consultation with Management

Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), Corporate Vice President, Human Resources, and our General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and

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Compensation Discussion and Analysis

company performance. Although the Committee solicits input and perspective from management with respect to executive compensation, decisions on executive compensation are made solely by the Committee and, in the case of the Chief Executive Officer’s compensation, without the presence of the Chief Executive Officer.

Components of Compensation for 2015

Our executives’ compensation for 2015 consisted of the components described below.

Other Benefits; Absence of Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan and our relocation plans. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the compensation components described above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide a competitive base salary and service-based equity while providing our executives the opportunity to earn additional compensation through short-term and long-term performance-based incentives designed to produce a targeted level of performance for PTC.

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Compensation Discussion and Analysis

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives), resulting in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions also reflect our belief that long-term equity incentives provide an important motivational and retentive aspect to the executive’s overall compensation package.

Our compensation mix for 2015 was designed to provide approximately 53% of total compensation through performance-based pay for our CEO and approximately 48% for our other executives. Our annual service-based equity awards to these executives also have an at-risk element as they carry risks of forfeiture and market price decline.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

¡	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”);

¡	subjective analysis of the scope of each executive’s responsibilities; and

¡	internal pay equity among the executives.

The competitive analysis provides detailed comparative data for our executive positions and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data

Benchmarking. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range we believe is appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue within an approximately 0.5x to 2x multiple of PTC’s revenue and an approximately 0.3x to 3x multiple of PTC’s market capitalization. However, we may include companies with revenue and/or market capitalizations outside of these parameters if there is strong product and/or service similarity or if they were in our peer group in the prior year and they continue to meet at least one of the parameters. We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

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Compensation Discussion and Analysis

The 2015 peer group consisted of the companies listed below. The 2015 peer group differed from the 2014 peer group due to the removal of BMC Software, Inc. as a result of its acquisition, and the additions of Akamai Technologies, Inc., Solera Holdings, Inc. and Verint Systems Inc. to balance that removal and include additional companies of relevant size in comparable industries.

2015 Peer Group
			Criteria Matched
Company	Revenue $M(1)	Market Capitalization $M(1)	Product / Service Similarity	Revenue $650M - $2,600M	Market Capitalization $1,500M - $13,460M
PTC	$1,299.0	$4,487.0
Akamai Technologies, Inc.	$1,578.0	$10,628.0	x	x	x
Ansys, Inc.	$861.0	$7,019.0	x	x	x
Autodesk, Inc.	$2,274.0	$11,466.0	x	x	x
Cadence Design Systems, Inc.	$1,460.0	$4,414.0	x	x	x
Citrix Systems, Inc.	$2,918.0	$10,988.0	x		x
Compuware Corporation	$946.0	$2,257.0	x	x	x
Informatica Corporation	$948.0	$4,200.0	x	x	x
Mentor Graphics Corporation	$1,156.0	$2,541.0	x	x	x
MICROS Systems, Inc.	$1,304.0	$4,087.0		x	x
Nuance Communications, Inc.	$1,863.0	$5,059.0	x	x	x
Red Hat, Inc...	$1,482.0	$10,921.0		x	x
Solera Holdings, Inc.	$890.0	$4,665.0	x	x	x
Synopsys, Inc.	$1,966.0	$6,085.0	x	x	x
TIBCO Software Inc.	$1,085.0	$3,410.0	x	x	x
Verint Systems Inc.	$881.0	$2,441.0	x	x	x
(1)

Revenue is trailing four quarters as of March 2014 and market capitalization is as of March 2014, contemporaneous with the period when we began developing compensation programs and the compensation peer group for 2015.

Survey Data. We also use survey data for additional perspective. For 2015, we used the Radford Global Technology survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry and that the data is appropriate to PTC’s size and industry. The survey represented 47 software companies with median revenue of $1.45 billion.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to compensation levels. We consider both whether the amount seems appropriate given the responsibilities of the position and internal pay equity among the executives. Accordingly, when determining the compensation for Mr. Cohen and Mr. DiBona, for whom there are no comparable positions in our peer group, we looked to the scope of their respective responsibilities relative to their closest peers among our executives and established their compensation relative to the corresponding executive’s compensation. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe an external benchmark should be the only determinant of compensation.

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Compensation Discussion and Analysis

Analysis of Compensation Decisions for 2015

The target total direct compensation we established for each of the named executive officers is set forth in the table below. The considerations associated with establishing the target compensation for the executives are discussed below the table.

2015 Target Compensation
	Total Annual Compensation			Target Long-Term Equity
Name	Salary	Target Annual Bonus	Upside Annual Bonus	Performance- Based Equity	Service-Based Equity	Target Total Direct Compensation with Upside Bonus

James Heppelmann President and CEO	$750,000	$1,000,000	$150,000	$2,375,000	$2,375,000	$6,650,000

CFO* Jeff Glidden / Andrew Miller	$415,000	$300,000	$45,000	$937,500	$937,500	$2,635,000

Barry Cohen Executive Vice President, Strategy	$415,000	$300,000	$45,000	$937,500	$937,500	$2,635,000

Anthony DiBona Executive Vice President, Global Support	$363,000	$250,000	$37,500	$671,875	$671,875	$1,994,250

Robert Ranaldi Executive Vice President, Global Sales	$415,000	$300,000	$45,000	$937,500	$937,500	$2,635,000

*

We had a CFO transition in 2015. Jeff Glidden was our CFO through mid-February 2015 when he retired. Andrew Miller joined PTC and became CFO in February 2015. The compensation established for the role remained the same, although components were changed as described below to reflect their periods of service. Additional amounts were also paid to Mr. Miller as a new executive officer as described below.

Overall Considerations

We set target compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data (“target range”), subject to achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of compensation enables us to attract and retain skilled executives. We also consider internal equity of compensation among our executives.

For 2015, we continued to use separate performance measures for the annual cash bonus plan and the performance-based equity. However, rather than using operating measures for both the bonus plan and the performance-based equity, we used an operating measure for the bonus plan and adopted relative TSR as the performance measure for the performance-based equity. We also introduced earning potential above the target level (“upside”) for the performance-based equity to incentivize achievement above the target performance level.

As described below, we also considered whether any additional individual adjustments were warranted based on an executive’s performance or the level of his target total compensation relative to his peers in the compensation peer group.

Considerations for Mr. Heppelmann, President and Chief Executive Officer

We evaluated Mr. Heppelmann’s 2015 target compensation against our compensation peer group, as to individual elements and as to total target compensation, to determine whether any changes beyond those

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Compensation Discussion and Analysis

described above should be made to his 2015 target compensation. Because we were satisfied with Mr. Heppelmann’s performance, his target compensation (without the upside bonus and upside equity) was at the 55th percentile of our compensation peer group for his position, there was no change in his responsibilities, and we believed his compensation was appropriate, we made no changes to his compensation for 2015 beyond those described above.

Considerations for Mr. Glidden, Executive Vice President, Chief Financial Officer through February 2015

We evaluated Mr. Glidden’s 2015 target compensation against our compensation peer group, as to individual elements and as to total target compensation, to determine whether any changes beyond those described above should be made to his 2015 target compensation. We also considered the fact that Mr. Glidden had informed us before the beginning of 2015 that he intended to retire in 2015 and had agreed to remain with PTC until we completed our search for a new CFO. Because we were satisfied with his performance, we made no changes to his target compensation. However, due to his intended retirement, we did not grant any equity compensation to him for 2015 as it was expected he would retire before such equity would be eligible to vest.

Considerations for Mr. Miller, Executive Vice President, Chief Financial Officer from February 2015

Mr. Miller joined PTC as our CFO during February 2015. We reviewed the target compensation for the CFO role for 2014 against our peer group for 2015 and determined that, because it fell within our target range, we would not make any changes to the target compensation for the role beyond providing the upside earning opportunities described above. Since he joined in February, we pro-rated his bonus for the year as the performance period was approximately half over. However, we did not pro-rate his target annual equity award since substantially all of the three-year performance period remained. Also, because Mr. Miller had left behind unvested cash and equity compensation at his prior employer in order to join PTC, we provided him one-time compensation structured to compensate for that loss. Accordingly, we provided a sign-on bonus of $249,000 (which is recoverable on a pro-rata basis if he voluntarily terminates his employment with PTC before February 2016) and a sign-on equity grant of $1.5 million that will vest on his first anniversary with PTC. We also paid certain relocation expenses associated with his move from California to Massachusetts.

Considerations for Mr. Cohen, Executive Vice President, Strategy

Mr. Cohen has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Mr. Cohen has responsibility for Corporate Strategy, Corporate Development, Customer Care and Technical Support, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we were satisfied with Mr. Cohen’s performance and we believed his compensation, as to individual elements and as to total target compensation, was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2015 beyond those changes described above.

Considerations for Mr. DiBona, Executive Vice President, Global Support

Mr. DiBona also has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Accordingly, when setting target compensation amounts for Mr. DiBona, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we were satisfied with Mr. DiBona’s performance and we believed his compensation, as to individual elements and as to total target compensation, was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2015 beyond those changes described above.

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Compensation Discussion and Analysis

Considerations for Mr. Ranaldi, Executive Vice President, Global Sales

We evaluated Mr. Ranaldi’s 2015 target compensation, as to individual elements and as to total target compensation, against our compensation peer group and against our other executive officers to determine whether any changes beyond those described above should be made to his 2015 target compensation. Although Mr. Ranaldi’s target compensation was within our target range relative to our compensation peer group for his position, we believed his performance in 2014, as well as internal equity when we compared the scope and importance of his responsibilities compared to our other executives, warranted an increase in compensation. Accordingly, consistent with our pay-for-performance philosophy, we increased Mr. Ranaldi’s annual salary by 4% to $415,000 and his target equity by 25%. In implementing this change, we evaluated his increased target total compensation against our compensation peer group for his position to ensure that his target compensation for 2015 remained within our target range, which it did at approximately the 60th percentile.

2015 Performance-Based Compensation

The performance measures we develop and use for our performance plans are designed to measure our success against our short-term and long-term business plans and objectives and value to stockholders. These business plans and objectives are designed to create and deliver value to our stockholders over the long term.

For 2015, our performance-based incentives were:

¡	a cash bonus plan tied to new license and subscription bookings; and

¡	equity awards (restricted stock units/RSUs) tied to three-year TSR relative to a peer group.

2015 Annual Cash Bonus Plan

We selected new license and subscription bookings as the performance measure under our annual cash bonus plan due to the importance to our long-term growth strategy of growing software revenue, especially subscription revenue as we believe it will provide greater value to the company over time as a recurring revenue stream. We also provided upside earning potential in an amount equal to 15% of each executive’s total target annual bonus for achievement above target.

No part of the bonus would be earned unless the threshold measure was achieved, at which point 25% of the bonus portion would be earned. Thereafter, up to the remaining 75% of that bonus could be earned based on the extent to which the target was achieved above the threshold. The upside bonus could be earned only to the extent the upside target was achieved above the target.

2015 Performance-Based Cash Bonus Plan Design and Achievement
Performance Measure	Threshold (25% Earned)	Target (100% Earned)	Upside Target (Up to an Additional 15% of Target Bonus Earned)	Actual Achievement	Actual Bonus Percentage Earned
New License and ACV Subscription Bookings(1)(2)	$332.8 Million	$399.7 Million	$439.7 Million	$331.3 Million	0%

(1)      ACV is Annualized Contract Value of bookings for subscription contracts, which is calculated by dividing the total contract value for the subscription contract by the number of days in the committed subscription contract term (as applicable) and multiplying by 365. However, if any contract duration is less than one year, then the ACV equals the TCV. Once the aggregate total ACV of bookings for new subscriptions for the year reached $22.3 million, each subscription contract ACV thereafter was multiplied by 3x for the purpose of approximating the value of a perpetual license, which was then added to amount of subscription ACV for the year (up to a maximum of $22.3 million) and perpetual license revenue for the year. The plan also fixed the foreign exchange rate at which non-U.S. revenue and bookings would be translated into U.S. dollars.

(2)      FY2014 License and Subscription Revenue was $389.7 million, of which only $27.1 million was subscription revenue.

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Compensation Discussion and Analysis

Amounts Earned under the 2015 Cash Bonus Plan. The table below shows the amount earned by each named executive officer under the 2015 cash bonus plan.

Annual Cash Bonus Plan Amounts Earned for 2015

Executive Officer(1)	Target Annual Bonus(2)	Percentage Earned	Maximum Upside Bonus(2)	Percentage Upside Bonus Earned	Amount Earned under the Plan

James Heppelmann	$1,000,000	0%	$150,000	0%	$—

Andrew Miller	$300,000	0%	$45,000	0%	$—

Barry Cohen	$300,000	0%	$45,000	0%	$—

Anthony DiBona	$250,000	0%	$37,500	0%	$—

Robert Ranaldi	$300,000	0%	$45,000	0%	$—

(1)      Because Mr. Glidden retired in February 2015, he was not eligible to earn any portion of the bonus.

(2)      The aggregate of the Target Annual Bonus and the Maximum Upside Bonus was the maximum bonus amount that could be earned under the plan. No additional amounts could be earned under the plan.

2015 Performance-Based Equity

Performance Measure. We selected relative total shareholder return (TSR) as the performance measure for the 2015 performance-based equity due to the importance of this measure to our investors. In order to motivate superior performance, we also provided upside earning potential for significant outperformance of our peers. The relative TSR performance measure and earnings potential shown in the 2015 Performance-Based Equity Design table below are applicable for each of the three performance measurement periods.

Three Performance Measurement Periods. The three performance periods for the performance-based equity are:

Measurement Period 1 = FY 2015

Measurement Period 2 = FY 2015 – FY 2016

Measurement Period 2 = FY 2015 – FY 2017

Portion of Award Eligible to be Earned in Each Measurement Period. One-third of the Target RSUs granted, plus up to an additional 100% of such amount (“Upside RSUs”), can be earned for each of the three measurement periods. Target and Upside RSUs not earned in the first or second period can be earned in the third measurement period. RSUs are earned based on the extent to which the relative TSR performance measure is achieved. However, no more than 100% of the Target RSUs can be earned for a period if the company’s base 2014 stock price is higher than the stock price for the performance period measurement date, even if relative TSR was achieved above Target.

2015 Performance-Based Equity Design

	Measurement Period PTC Relative TSR(1)	% Target RSUs to be Earned(2)
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Interim Upside Target	75th Percentile	150%
Upside Target	90th Percentile	200%

(1)	Companies in the measurement group are PTC compensation peer group companies plus all companies in the S&P Mid Cap 400 Software & Services Group.
(2)	RSUs earned are capped at 100% of Target RSUs if the PTC 2014 stock price is higher than the measurement period PTC stock price.

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Compensation Discussion and Analysis

2015 Earning Achievement. For 2015, the relative TSR Threshold was not achieved and none of the RSUs for 2015 were earned or vested.

2015 Performance-Based Equity Achievement for 2015 Measurement Period
Performance Measure	Achievement	Percent Equity Earned

Relative TSR	17th Percentile	0%

2013 and 2014 Performance-Based Equity

Because our executives’ performance-based equity has three performance measurement periods, each of the performance-based equity awards for 2013 and 2014 had performance measurement periods that included fiscal 2015. (For the 2013 performance-based equity, 2015 was the final measurement period, and for the 2014 performance-based equity, the 2015 and 2016 performance periods remained.) Because we establish the performance criteria for each of the performance measurement periods under our performance-based equity awards at the time of grant, those performance criteria are necessarily tied to the company’s strategic initiatives and business model that exist at the time of grant.

As a result of the decision we made at the beginning of 2015 to fundamentally change our business model to a subscription-based licensing model and to accelerate our Internet of Things strategy (as described above in Executive Summary), the structure of our business and revenue recognition changed significantly. As evidenced by the performance measure selected for the 2015 bonus plan, the transition to a subscription business requires the focus of the business and incentives to be on subscription bookings rather than revenue. This is because recognized revenue will necessarily decline as subscriptions increase because subscription revenue is recognized ratably over the period of the contract, rather than upon entry into the contract as is generally the case for perpetual license revenue under our prior business model. With such a decline in revenue, and even with close management of expenses, operating margins will decline as well. Because the performance measures under the 2013 and 2014 performance-based equity were tied to achievement of increasing non-GAAP operating margins under our prior business model, those performance measures became less relevant and essentially unachievable if our executives were successful in driving our 2015 business model transition and continuing investment in our IoT business.

Accordingly, when evaluating performance under the 2013 and 2014 performance-based equity for the 2015 performance period, the Compensation Committee reviewed not only actual achievement under the awards but, in recognition of the business model change, also reviewed what achievement might have been under the perpetual license business model had the subscription bookings come in as perpetual license sales. The Committee further considered the significant change in foreign currency exchange rates between the time the awards were established and 2015, as those rates had significantly reduced the value of non-U.S. revenue when translated into U.S. dollars. Based on this assessment, under which the performance measures for each of the awards would have been achieved at 100%, and in view of the significant advances the executives had made in the business model transformation that the Board believes will increase the value of the company over time, the Committee exercised its discretion to amend the 2013 and 2014 equity awards to remove the performance-based criteria for the 2015 period and, for the 2014 awards only, the 2016 performance period. This resulted in additional stock-based compensation expense related to these awards as shown in the Summary Compensation Table. The Committee did not change the service-based requirements under those awards and the awards remain subject to those service requirements for the remaining terms of the awards.

CEO Long-Term Performance-Based Equity Award

Upon our CEO’s promotion in 2010, the Compensation Committee made a long-term performance-based equity award to him with performance measurement periods covering performance from the grant date

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Compensation Discussion and Analysis

through 2013, 2014 and 2015. The performance measure under this award was designed to incentivize him to drive a significant increase in non-GAAP EPS over the 2011 to 2015 period. This performance measure was, and is, consistent with the Board and the company’s view that increases in earnings benefit stockholders by increasing the value of the company. The non-GAAP EPS performance targets for the 2013 and 2014 performance periods were achieved in full and two-thirds of the RSUs granted vested in accordance with the performance criteria.

For 2015, the final performance period, the Committee evaluated achievement under the award on an actual basis and, as described above with respect to the 2013 and 2014 performance-based equity awards, also considered what achievement might have been under the perpetual license business model had the subscription bookings come in as perpetual license sales. On an actual basis, the performance measure was achieved at the 50.3% level. Under the adjusted basis view, the performance measure would have been achieved at 100%, notwithstanding the significant foreign currency exchange rate difference between the periods. Accordingly, based on this assessment, and the fact that the Committee believed that the measure was not fully achieved due to the effect of the desired business model transition, the Committee exercised its discretion to vest the 49.7% of the award not earned. This resulted in additional stock-based compensation expense for this award as shown in the Summary Compensation Table.

Severance and Change in Control Arrangements

Agreements and Conditions. We maintain severance and change in control arrangements with our executives. The agreements require the executive to execute a noncompete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. Each of the agreements has a one year term and renews automatically for successive one year terms if the Compensation Committee does not terminate the agreement. The agreements are described in more detail under Potential Payments upon Termination or Change in Control on page 44.

Annual Review. The Compensation Committee reviews these agreements each year to determine if these agreements should be maintained, modified or terminated. For 2015, the Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant, considered the comments of certain proxy advisory services with respect to certain elements of these agreements, and the continuing consolidation in the industry.

2015 Amendments. The Committee decided that it was appropriate to maintain the agreements, but amended the agreements in certain significant respects. First, it eliminated the partial vesting of equity upon a change in control and provided that equity would be accelerated to vest only if the executive was terminated within the three years following the change in control (full “double trigger” equity acceleration only). The protection period after a change in control was extended from two to three years to accommodate the fact that our executives’ equity has a three-year vesting period and without the third year being protected by partial acceleration upon a change in control, a significant portion of equity for prior periods would be at risk. Based on its review of peer practices, the Committee also added a payment in an amount equal to an executive’s target bonus for the year upon termination of the executive’s employment without cause absent a change in control and aligned the measure for Mr. Heppelmann’s agreement to payment of twice his target bonus upon such event, rather than twice the average of his last two annual bonuses paid.

Rationale. The Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive’s employment is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

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Compensation Discussion and Analysis

The Committee believes that providing severance to PTC employees, including these executives, is an appropriate bridge to subsequent employment if the person’s employment is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

Importance in Connection with a Potential Change in Control. The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss. The agreements for our executives now have “double triggers” before vesting of any equity is accelerated as described above. The Committee believes this benefits PTC and any potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending, provides an acquirer with the ability to retain desired executives using existing equity incentives, and does not provide a one-time benefit to the executive that could undermine those efforts.

Equity Ownership

Each year we examine the total equity ownership of our executive officers. Because we believe that the interests of our executives are more aligned with stockholders’ interests if they are stockholders themselves, we maintain a stock ownership policy for our executives. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested equity (other than options). The Executive Stock Ownership Policy is available in the Corporate Governance section of the Investor Relations page of our website at www.ptc.com.

Compensation Clawback Policy

We maintain an executive compensation recoupment policy that is intended to enable us to recover incentive compensation paid to an executive officer if such compensation is subsequently determined to have been unearned due to a restatement of our financial results for the performance period as a result of the misconduct of the executive officer. The Executive Compensation Recoupment Policy is available in the Corporate Governance section of the Investor Relations page of our website at www.ptc.com.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, annual awards to our Board of Directors are made on the day of the annual stockholders’ meeting, and awards to our employees are made in November and May.

Awards to executive officers may be made only by the Compensation Committee. Other employee awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the last three weeks of each fiscal quarter through 24 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period, and only up to established values set by the Compensation Committee.

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Compensation Discussion and Analysis

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is performance-based. Our annual bonuses and performance-based equity awards are provided under stockholder approved plans and are designed to enable deductibility under Section 162(m) as performance-based compensation. Base salary and service-based RSUs are not considered performance-based compensation under Section 162(m). Because no executive’s base salary is more than $1,000,000, any compensation that is not deductible is generally attributable to vesting of service-based RSUs. We believe that the cost associated with these awards in excess of the deductible amount is justified by the incentive and retention value provided by the award.

Accounting Considerations. We also consider the stock-based compensation expense associated with equity awards to executives as part of the expense associated with our overall equity compensation program. Under applicable accounting rules, equity awards result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. We monitor this expense as we develop our plans and strive to maintain a program that balances the goals of our equity program with the associated expense of the program. For 2015, stock-based compensation expense as a percentage of market capitalization was between the 40th and 60th percentiles relative to our peer group.

Assessment of Risks Associated with Our Compensation Programs

We assess our compensation plans and programs for all employees, including our executives, annually to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation plans and programs do not create risks that are reasonably likely to have a material adverse effect on PTC.

For 2015, we reviewed our compensation plans and programs for any changes from 2014 and assessed the risks associated with those changes. We then reviewed performance against the plans to determine whether the performance was achieved and whether any unexpected risks had materialized for those plans. Our assessment concluded that our plans and programs do not create material risks and are appropriate. The results of this assessment were shared with the Compensation Committee, which concurred with the conclusions reached.

The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans. The elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee and were considered by the assessment team and the Committee when assessing the risk associated with our compensation programs:

¡	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs.

¡	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices.

¡	All short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance.

¡	We set performance goals that we believe are reasonable in light of past performance and market conditions.

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Compensation Discussion and Analysis

¡	We use performance measures that are designed to support our long-term financial goals, rather than changing measures to take advantage of changing market conditions.

¡	We use different performance measures for our annual incentive plans and our long-term incentive plans.

¡	Our long-term performance-based equity contains performance measures for each of the three years of the term of the award.

¡	Our long-term performance-based equity contains a catch-up provision which discourages short-term risk taking based on the duration of the performance measurement period.

¡

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”.

¡	We use service-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our stockholders for the long-term performance of PTC.

¡

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

¡	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan.

¡

Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC.

¡

Our compensation clawback policy enables us to recover incentive compensation paid to an executive officer for 2014 and thereafter if it is subsequently determined not to have been earned due to restatement of prior period financial results due to misconduct of the executive officer, thus reducing any incentive to engage in misconduct to meet financial targets.

¡	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Donald Grierson, Chairman

Paul Lacy

Robert Schechter

Renato Zambonini

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Executive Compensation

EXECUTIVE COMPENSATION

The discussion, table and footnotes below describe the total compensation paid for 2015 to our named executive officers (our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our three other most highly compensated executive officers).

As described in COMPENSATION DISCUSSION AND ANALYSIS above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation. Cash compensation consists of a base salary and an incentive plan bonus (Non-Equity Incentive Plan Compensation). We do not generally pay discretionary cash bonuses to these executives, although we did pay Mr. Miller a one-time sign-on bonus this year to compensate him for unvested cash compensation he left behind at his prior employer to join PTC. Equity compensation (Stock Awards) consists of restricted stock units (RSUs) (50% of which are performance based and 50% of which are service based) that are eligible to vest over three years from the date of grant, plus, for Mr. Miller, an award to compensate him for unvested equity left behind at his former employer. For 2015, the executives’ equity compensation also included expense associated with modification of certain prior period equity awards in the amounts noted in footnote 1. The rationale for the award modifications is described above in COMPENSATION DISCUSSION AND ANALYSIS – 2013 and 2014 Performance-Based Equity, and CEO Long-Term Performance-Based Equity Award on page 33.

We do not provide these executives with pensions or the ability to defer compensation or significant perquisites. Amounts shown in the All Other Compensation column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan. Those amounts for Mr. Miller also include relocation benefits provided, and, for Mr. Glidden, amounts paid in connection with his retirement and under his Consulting Agreement with us for transition services after his retirement.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James Heppelmann	2015	$750,000	$—	$10,253,701	$—	$7,950	$11,011,651
President and Chief Executive Officer	2014	$750,000	$—	$4,749,968	$995,200	$7,800	$6,502,968
	2013	$750,000	$—	$4,749,990	$1,000,000	$7,650	$6,507,640
Jeffrey Glidden	2015	$156,423	$—	$780,123	$—	$106,688	$1,043,234
Executive Vice President, Chief Financial Officer(3)	2014	$415,000	$—	$1,874,992	$298,560	$7,800	$2,596,352
	2013	$415,000	$—	$1,874,978	$300,000	$7,650	$2,597,628
Andrew Miller Executive Vice President, Chief Financial Officer(3)	2015	$263,365	$249,000(4)	$3,206,774	$—	$351,301	$4,070,441
Barry Cohen	2015	$415,000	$—	$3,192,620	$—	$—	$3,607,620
Executive Vice President, Strategy	2014	$415,000	$—	$1,874,992	$298,560	$—	$2,588,552
	2013	$415,000	$—	$1,874,978	$300,000	$—	$2,589,978
			$—
Anthony DiBona(5)	2015	$363,000	$—	$2,288,038	$—	$7,950	$2,658,988
Executive Vice President, Global Support	2014	$363,000	$—	$1,343,709	$248,800	$7,800	$1,963,309
			$—

Robert Ranaldi	2015	$415,000	$—	$2,931,805	$—	$7,950	$3,354,755
Executive Vice President, Worldwide Sales	2014	$400,000	$—	$1,499,942	$298,560	$7,800	$2,206,302
	2013	$400,000	$—	$1,349,990	$300,000	$7,650	$2,057,640

(1)

Aggregate grant date fair value of awards plus the value of award modifications made during the year. For service-based RSUs and for the 2013 and 2014 performance-based RSUs, the grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Stock Market on the grant date. The grant date fair values of the 2013 and 2014 performance-based RSUs included

PTC Inc. Proxy Statement	Page | 38

Executive Compensation

in the table are the maximum amounts that could be earned under those awards, which amounts are the amounts recorded by us under the accounting rules at the time of grant and are disclosed in the “Grant Date Fair Value of Stock Awards” column in the “Grants of Plan-Based Awards” table. For the 2015 performance-based TSR RSUs, the value was determined using a Monte Carlo methodology. Assumptions made in the valuation of these awards are described in Note K to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Amounts also include additional compensation expense associated with modification of the 2013 and 2014 performance-based awards as described above in Compensation Discussion and Analysis under “2013 and 2014 Performance-Based Equity” and “CEO Long-Term Performance-Based Equity Award” on page 33. The modification amounts for the executives were: Mr. Heppelmann, $5,036,205; Mr. Glidden, $780,123; Mr. Cohen, $1,132,850; Mr. DiBona, 811,850; and Mr. Ranaldi, $872,035.

(2)

Amounts shown are matching contributions under PTC’s 401(k) Savings Plan. Amounts for Mr. Miller also include relocation benefits of $349,386. Amounts for Mr. Glidden include a payment of $21,185 for COBRA benefits upon his retirement and consulting fees of $83,333 paid under his consulting agreement with us after his retirement for transition services (the contract ended November 15, 2015).

(3)	Mr. Glidden retired in February 2015. Mr. Miller became our Chief Financial Officer in February 2015.

(4)	Sign-on bonus paid in connection with his appointment as our Chief Financial Officer.

(5)	Mr. DiBona was not a named executive officer for 2013.

PTC Inc. Proxy Statement	Page | 39

Executive Compensation

Grants of Plan-Based Awards

As discussed in COMPENSATION DISCUSSION AND ANALYSIS above, we tie a substantial portion of our executives’ compensation to PTC’s performance through plan-based awards. For 2015, these awards consisted of:

¡	an annual cash bonus plan (Non-Equity Incentive Plan Awards),

¡	performance-based RSUs that vest to the extent earned in each of the three annual performance periods over three years (Equity Incentive Plan Awards), and

¡	service-based RSUs that vest over three years (Other Stock Awards).

We describe our compensation decisions for 2015, including the rationale for these awards and the performance measures, in COMPENSATION DISCUSSION AND ANALYSIS above.

2015 Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James Heppelmann	11/10/2014	(2)				32,033	64,067	128,134		$2,843,274
President and Chief Executive Officer	11/10/2014	(3)							64,067	$2,374,964
	11/10/2014	(4)	$250,000	$1,000,000	$1,150,000

Jeffery Glidden Executive Vice President, Chief Financial Officer	11/10/2014	(4)	$75,000	$300,000	$345,000

Andrew Miller Executive Vice President, Chief Financial Officer	2/9/2015	(2)				13,921	27,843	55,686		$769,302
	2/9/2015	(3)							27,843	$937,474
	2/9/2015	(4)	$75,000	$300,000	$345,000
	2/9/2015	(5)							44,550	$1,499,9999

Barry Cohen	11/10/2014	(2)				12,644	25,289	50,578		$1,122,307
Executive Vice President, Strategy	11/10/2014	(3)							25,289	$937,463
	11/10/2014	(4)	$75,000	$300,000	$345,000

Anthony DiBona	11/10/2014	(2)				9,062	18,124	36,248		$804,331
Executive Vice President, Global Support	11/10/2014	(3)							18,124	$671,857
	11/10/2014	(4)	$62,500	$250,000	$287,500

Robert Ranaldi	11/10/2014	(2)				12,644	25,289	50,578		$1,122,307
Executive Vice President, Worldwide Sales	11/10/2014	(3)							25,289	$937,463
	11/10/2014	(4)	$75,000	$300,000	$345,000

(1)    For the service-based awards, the grant date fair value was calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Stock Market on the grant date. For the performance-based awards, the value at the grant date was determined using a Monte Carlo valuation model. The closing price on November 10, 2014 was $37.07 and the closing price on February 9, 2015 was $33.67.

(2)    Performance-based RSUs eligible to vest over three years to the extent the relative TSR performance measures are met for each of 2015, 2016 and 2017, with RSUs not earned in 2015 and 2016 eligible to be earned in 2017. Only one-third of the RSUs granted are eligible to be earned for each of 2015 and 2016. The performance measure was not met for 2015 and none of the RSUs were earned or vested.

(3)    Service-based RSUs. One third of these RSUs vested on November 15, 2015 and the remaining two-thirds will vest in substantially equal installments on November 15, 2016 and November 15, 2017.

(4)    Awards under our annual cash incentive plan. The performance measures were not met and no portion of the annual cash bonus was paid.

(5)    Service-based RSUs awarded on February 9, 2015 as a new hire grant that vest on February 15, 2016.

PTC Inc. Proxy Statement	Page | 40

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2015. The equity awards in the table are restricted stock units granted in 2010 through 2015. No options were outstanding.

Outstanding Equity Awards at Fiscal Year-End
	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

James Heppelmann President and Chief Executive Officer	45,195	(4)	$1,434,489	120,027	(7)	$3,809,657
	49,232	(5)	$1,562,624	29,829	(8)	$946,772
	64,067	(6)	$2,033,487	49,232	(9)	$1,562,624
				64,067	(10)	$2,033,487

Jeffrey Glidden Executive Vice President, Chief Financial Officer	17,840	(4)	$566,242	11,774	(8)	$373,707
	19,434	(5)	$616,835	19,934	(9)	$616,835

Andrew Miller Executive Vice President, Chief Financial Officer)	27,843	(11)	$883,737	27,843	(10)	$883,737
	44,550	(12)	$1,414,017

Barry Cohen Executive Vice President, Strategy	17,840	(4)	$566,242	11,774	(8)	$373,707
	19,434	(5)	$616,835	19,434	(9)	$616,835
	25,829	(6)	$802,673	25,289	(10)	$802,673

Anthony DiBona Executive Vice President, Global Support	12,785	(4)	$405,796	8,438	(8)	$267,822
	13,927	(5)	$442,043	13,927	(9)	$442,043
	18,124	(6)	$575,256	18,124	(10)	$575,256

Robert Ranaldi Executive Vice President, Worldwide Sales	12,845	(4)	$407,700	8,477	(8)	$269,060
	15,546	(5)	$493,430	15,546	(9)	$493,430
	25,289	(6)	$802,673	25,289	(10)	$802,673

See footnotes on following page.

PTC Inc. Proxy Statement	Page | 41

Executive Compensation

Footnotes to Outstanding Equity Awards at Fiscal Year End Table

(1)

The unvested restricted stock unit (RSU) awards shown in this column are subject to service-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to service-based vesting.

(2)	The market value of unvested RSUs was calculated as of September 30, 2015 based on the closing price of a share of our common stock on the NASDAQ Stock Market on that date of $31.74.

(3)	The unvested RSUs shown in this column are subject to performance-based vesting.

(4)	Service-based RSUs awarded on November 5, 2012 that vested in three substantially equal annual installments on November 15, 2013, 2014 and 2015.

(5)	Service-based RSUs awarded on November 11, 2013 that vest in three substantially equal annual installments on November 15, 2014, 2015 and 2016.

(6)	Service-based RSUs awarded on November 10, 2014 that vest in three substantially equal annual installments on November 15, 2015, 2016 and 2017.

(7)	Performance-based RSUs awarded on October 1, 2010 that vested as to 120,028 RSUs on November 15, 2013, as to 120,027 RSUs on November 15, 2014 and as to 120,027 RSUs on November 15, 2015.

(8)	Performance-based RSUs awarded on November 5, 2012 that vested in three substantially equal annual installments on November 15, 2013, 2014 and 2015.

(9)	Performance-based RSUs awarded on November 11, 2013 that vest in three substantially equal annual installments on November 15, 2014, 2015 and 2016.

(10)

Performance-based TSR RSUs awarded on November 10, 2014 (for Mr. Miller, on February 9, 2015 and March 3, 2015) that are eligible to vest in three substantially equal annual installments on November 15, 2015, 2016 and 2017. The amount shown is the Target number of shares; additional shares up to 100% of the Target shares may be earned for each of the three performance periods for performance above Target performance. Shares not earned in the first and second periods can be earned for the third period. For additional information about this award, please see “Compensation Discussion and Analysis – 2015 Performance-Based Awards” and the Grants of Plan-Based Awards Table above.

(11)	Service-based RSUs awarded on February 9, 2015 that vest in three substantially equal annual installments on November 15, 2015, 2016 and 2017.

(12)	Service-based RSUs awarded on February 9, 2015 as a new hire grant to compensate him for equity left behind at his prior employer that vest on February 15, 2016.

PTC Inc. Proxy Statement	Page | 42

Executive Compensation

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon vesting of restricted stock units during 2015. None of the named executive officers owns options and, accordingly, none of those officers exercised options in 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)

James Heppelmann,
President and Chief Executive Officer	349,550	$13,247,945

Jeffrey Glidden,
Executive Vice President, Chief Financial Officer	94,635	$3,586,667

Andrew Miller,
Executive Vice President, Chief Financial Officer	—	$—

Barry Cohen,
Executive Vice President, Strategy	94,635	$3,586,667

Anthony DiBona,
Executive Vice President, Global Support	67,821	$2,570,416

Robert Ranaldi,
Executive Vice President, Worldwide Sales	67,355	$2,552,755

(1)

The table below shows the dates the RSUs that vested in fiscal 2015 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	James Heppelmann	Jeffrey Glidden	Barry Cohen	Anthony DiBona	Robert Ranaldi
10/1/2010	$19.44	11/15/2014	$37.90	120,027	--	--	--	--
11/1/2011	$19.84	11/15/2014	$37.90	100,776	43,815	43,815	31,400	29,209
11/5/2012	$21.0197	11/15/2014	$37.90	79,513	31,386	31,386	22,493	22,598
11/11/2013	$32.16	11/15/2014	$37.90	49,234	19,434	19,434	13,928	15,548

				349,550	94,635	94,635	67,821	67,355

PTC Inc. Proxy Statement	Page | 43

Executive Compensation

Potential Payments upon Termination or Change in Control

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in COMPENSATION DISCUSSION AND ANALYSIS — Severance and Change in Control Arrangements on page 34.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment.

Summary of Executive Agreement Terms Compensation on Change-in-Control and Certain Terminations
Event or Circumstances of Termination or Event
Name	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 3 Years following a Change in Control	Disability or Death
James Heppelmann
President & Chief Executive Officer
Base Salary	2x	—	—	3x	—
Target Bonus	2x	—	—	3x	—
Pro-Rated Target Bonus	—	—	1x Pro-Rated	—	—
Accelerated Equity	—	—	—	100% at Target	100% at Target
Benefits Continuation	2x	—	—	2x	—
Payment Term	2 Years		Upon Event	Upon Event	Upon Event
Gross-Up Payment	—	—	—	—	—
All Other Named Executive Officers
Andrew Miller Barry Cohen Anthony DiBona Robert Ranaldi
Base Salary	1x	—	—	1x	—
Target Bonus	1x	—	—	1x	—
Pro-Rated Target Bonus	—	—	1x Pro-Rated	—	—
Accelerated Equity	—	—	—	100% at Target	100% at Target
Benefits Continuation	1x	—	—	1x	—
Payment Term	Upon Event		Upon Event	Upon Event	Upon Event
Gross-Up Payment	—	—	—	—	—

PTC Inc. Proxy Statement	Page | 44

Executive Compensation

Potential Payments on Termination or Change in Control Had a Termination Event or a Change-in-Control Occurred on September 30, 2015
	Event or Circumstances of Termination
Name(1)	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control(2)	Termination without Cause or Resignation for Good Reason within 3 Years following a Change in Control(2)	Disability or Death(2)
James Heppelmann President & Chief Executive Officer
Base Salary	$1,500,000	$—	$—	$2,250,000	$—
Target Bonus	2,000,000	—	—	3,000,000	—
Pro-Rated Target Bonus	—	—	1,000,000	—	—
Accelerated Equity	—	—	3,809,657(3)	9,573,482	13,383,139
Benefits Continuation	102,225	—	—	102,225	—

Total	$3,602,225	$—	$4,809,657	$14,925,707	$13,383,139

Andrew Miller Executive Vice President, Chief Financial Officer
Base Salary	$415,000	$—	$—	$415,000	$—
Target Bonus	300,000	—	—	300,000	—
Pro-Rated Target Bonus	—	—	300,000	—	—
Accelerated Equity	—	—	—	3,181,491	3,181,491
Benefits Continuation	52,077	—	—	52,077	—

Total	$767,077	$—	$300,000	$3,948,568	$3,181,491

Barry Cohen Executive Vice President, Strategy
Base Salary	$415,000	$—	$—	$415,000	$—
Target Bonus	300,000	—	—	300,000	—
Pro-Rated Target Bonus	—	—	300,000	—	—
Accelerated Equity	—	—	—	3,778,964	3,778,964
Benefits Continuation	87,306	—	—	87,306	—

Total	$802,306	$—	$300,000	$4,581,270	$3,778,964

Anthony DiBona Executive Vice President, Global Support
Base Salary	$363,000	$—	$—	$363,000	$—
Target Bonus	250,000	—	—	250,000	—
Pro-Rated Target Bonus	—	—	250,000	—	—
Accelerated Equity	—	—	—	2,708,216	2,708,216
Benefits Continuation	56,159	—	—	56,139	—

Total	$669,159	$—	$250,000	$3,377,375	$2,708,216

Robert Ranaldi Executive Vice President, Worldwide Sales
Base Salary	$415,000	$—	$—	$415,000	$—
Target Bonus	300,000	—	—	300,000	—
Pro-Rated Target Bonus	—	—	300,000	—	—
Accelerated Equity	—	—	—	3,268,966	3,268,966
Benefits Continuation	41,238	—	—	41,238	—

Total	$756,238	$—	$300,000	$4,025,204	$3,268,966

(1)	Mr. Glidden was not eligible to receive any of the potential payments described in this table after his resignation in February 2015.

(2)	Equity is valued based on a closing stock price of $31.74 on September 30, 2015.

(3)

Includes the unvested balance of his CEO promotion award granted October 1, 2010 that is not subject to the Change in Control provisions of his executive agreement. This award vested in November 2015 and, accordingly, none of Mr. Heppelmann’s current equity is subject to acceleration upon a change in control.

PTC Inc. Proxy Statement	Page | 45

PROPOSAL 3:	APPROVE AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2000 EQUITY INCENTIVE PLAN

We are seeking stockholder approval of an amendment to our 2000 Equity Incentive Plan (2000 EIP) increasing the number of shares authorized for issuance by 4,000,000 shares (from 34,300,000 to 38,300,000). Of the shares previously authorized, only 1,572,537 remained available for grant as of January 4, 2016. If approved, we expect to use the additional shares for continued periodic equity grants to employees (including executive officers), directors and consultants.

Why the 2000 EIP is Important

Our ability to attract, motivate and retain high-performing employees is vital to our ability to compete successfully in the market and to increase stockholder value. We believe our ability to grant equity incentives as an element of employee compensation is essential for us to remain competitive in attracting and retaining such employees. We believe equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of PTC. Moreover, equity incentives align the interests of the employees with the interests of our stockholders. Because the 2000 EIP is the only plan under which we can grant equity incentives, maintaining its viability by increasing the number of shares available for grant is essential for us to be able to continue to use equity incentives to attract, motivate and retain the employees necessary for our future success.

Summaries of the 2000 EIP terms and the U.S. federal income tax consequences for awards under the 2000 EIP are provided on pages 50 – 52.

Potential Effects of the Amendment

The proposed amendment would make an additional 4,000,000 shares available for issuance under the 2000 EIP, which would enable us to continue to offer equity incentives to our employees (including executive officers), directors and consultants. A summary of the potential benefits that may be awarded under the 2000 Equity Incentive Plan is provided on page 53. We expect the additional shares would enable us to maintain our equity incentive program through at least March 2019. With the additional shares, our potential shareholder value transfer would be 10% and our potential voting power dilution (on a fully-diluted basis) would be 9.12%. Because future grants and share prices are unknown, the economic dilution associated with the additional shares cannot be calculated. We are mindful of the dilution associated with equity awards and repurchase outstanding shares in the open market, which helps to offset the dilution associated with equity awards.

Grant Practices; Program Dilution and Expense

We use restricted stock units as our principal equity award because they enable us to issue fewer shares than stock options to deliver comparable value, which reduces overhang and potential stockholder dilution. They also have a better potential retention effect because they retain value even if the stock price declines.

We also emphasize performance-based awards when making equity awards to our executive officers and other senior executives. These awards are structured so that the amount received is conditioned on achievement of PTC’s important business objectives. If the performance targets are not achieved, the awards are forfeited. For 2005 through 2016, 50% of the annual equity incentive awards issued to executive officers have been performance-based awards (other than in 2013 when we transitioned to three performance periods under our performance-based awards and 40% of the annual award was performance based). As we discussed above in COMPENSATION DISCUSSION AND ANALYSIS, approximately 50% of our executives’ target compensation for 2015 was performance-based, with the equity component comprising a significant portion of their performance-based compensation. Our use of equity as part of our performance-based compensation program challenges our executives to increase stockholder value and compensates them only to the extent that result is achieved. The value of the compensation ultimately earned is dependent on the value of the equity on the vest date, which further aligns our executives’ interests with those of stockholders.

PTC Inc. Proxy Statement	Page | 46

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan

We are committed to maintaining an equity incentive program that accomplishes our incentive and retention goals while being sensitive to our stockholders’ concerns about dilution and expense. As part of our efforts to ensure that our program does not unduly dilute stockholders or incur undue expense, we benchmark the program’s annual expense and share dilution (burn rate) against those of the companies we use to benchmark our executive compensation.

Benchmark of Equity Program Share Dilution / Burn Rate

For 2015, the share dilution (burn rate) associated with PTC’s equity program (calculated under the methodology in the first table below) was between the 25th and 40th percentiles relative to peer companies.

The table below shows our burn rate for the past three completed fiscal years calculated by including all awards (service-based and performance-based) in the year granted.

Burn Rate for the Three Most Recent Completed Fiscal Years (All Awards Counted in Year Granted)
	Service-based RSUs Granted	Performance-Based RSUs Granted		Total RSUs Granted		Weighted-Average Shares Outstanding	Burn Rate(1)
FY 2015 (October 1, 2014 – September 30, 2015)	1,596,503	313,214	(2)	1,909,717	(2)	114,774,742	1.66%
FY 2014 (October 1, 2013 – September 30, 2014)	1,491,951	447,260		1,939,211		118,094,295	1.64%
FY 2013 (October 1, 2012 – September 30, 2013)	2,231,751	408,056		2,639,807		119,473,024	2.21%
Three Year Average FY 2013 – 2015							1.84%

(1) Burn Rate =	Number of Service-Based and Performance-Based Awards Granted in the Year Weighted Average Number of Shares Outstanding for the Year

(2)	Includes only Target value of performance-based awards without potential additional RSUs above Target that may be earned.

The table below shows our burn rate for the past three completed fiscal years calculated by including service-based awards in the year granted and performance-based awards to the extent earned in the year earned.

Burn Rate for the Three Most Recent Completed Fiscal Years (Performance-Based Awards Counted in Year Earned)
	Service-based RSUs Granted	Performance-Based RSUs Earned	Total RSUs Granted and Earned(1)	Weighted-Average Shares Outstanding	Burn Rate(1)
FY 2015 (October 1, 2014 – September 30, 2015)	1,596,503	645,068	2,241,571	114,774,742	1.95%
FY 2014 (October 1, 2013 – September 30, 2014)	1,491,951	618,561	2,110,512	118,094,295	1.79%
FY 2013 (October 1, 2012 – September 30, 2013)	2,231,751	421,042	2,652,793	119,473,024	2.22%
Three Year Average FY 2013 – 2015					1.99%

(1) Burn Rate =	Number of Service-based Awards Granted in the Year + Number of Performance-Based Awards Earned in the Year Weighted Average Number of Shares Outstanding for the Year

PTC Inc. Proxy Statement	Page | 47

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan

We understand that, because we use full value awards rather than options, certain institutional investor advisors apply a multiplier to the awards granted (the “advisor calculation”) that results in a higher burn rate than calculated by us. For the purposes of the advisor calculation, each full value award granted is counted as three shares and each stock option award granted is counted as one share. Our calculation using this methodology results in a three-year average burn rate of 5.96%.

Benchmark of Equity Program Expense

For 2015, the expense (recorded expense as a percentage of revenue) associated with PTC’s equity program was between the 25th and 40th percentiles relative to peer companies.

Outstanding Equity Awards and Shares Available to Grant

The table below shows the awards outstanding and that may be made under our equity incentive plans as of January 4, 2016.

The closing price of our common stock on January 4, 2016, as reported by The NASDAQ Stock Market, was $33.73.

Equity Compensation Plan Information (as of January 4, 2016)

	Options			Number of Restricted Stock Units Outstanding		Shares Available to Grant under Plan
	Number of Options Outstanding	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Life of Outstanding Options

2000 Equity Incentive Plan	2,928	$7.0391	0.5	3,924,730	(1)	1,572,537	(2)

(1) Includes RSUs at Target value of certain performance-based awards. (2) Includes reservation of shares for issuance at above Target value of certain performance-based awards.

Determination of the Amount of the Share Request

We use an intended dollar value to be delivered to determine the number of shares to be awarded to a program participant, rather than a fixed number of shares. Accordingly, the number of shares we use under the plan varies based on our stock price. We modeled our anticipated equity program needs for 2016, 2017 and 2018 (assuming a consistent program) and determined that we would need to grant equity with an aggregate value of approximately $68 million for each of those years. Assuming that elements of our equity program (number of participants, grant value and grant practices) remain consistent with our current expectations, the 4,000,000 additional shares should take us through March 2019, which would enable us to make our anticipated equity awards for 2016, 2017, 2018 and part of 2019. We modeled the effect the proposed number of additional shares would have on shareholder value transfer (value that could be transferred to employees as equity is issued), shareholder voting power dilution (relative reduction in voting power as shares are issued), and our burn rate. This model yielded a shareholder value transfer of 10.04%, shareholder voting power dilution of 9.12%, and an average burn rate of under 1.5% for those years. We believe these measures indicate that our equity incentive program is appropriate and fair to stockholders while enabling us to provide the equity compensation incentives necessary to obtain, retain and incent the personnel necessary to increase stockholder value.

PTC Inc. Proxy Statement	Page | 48

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan

Board Recommendation

The amendment to the 2000 EIP will provide PTC with the shares necessary to offer effective equity incentives, which are essential for PTC to attract, motivate and retain employees and to align PTC’s compensation needs with our stockholders’ interests. As discussed above, the number of additional shares requested has been carefully calibrated to enable PTC to meet its compensation objectives while limiting shareholder value transfer to 10.04% and voting power dilution to 9.12%. PTC has evidenced its ability and commitment to use equity wisely through its burn rate and expense experience. The Board of Directors believes that the amendment to the 2000 EIP promotes important corporate goals, balances those goals with the interests of stockholders, and is therefore in the best interests of PTC’s stockholders.

The Board of Directors recommends that you vote FOR the proposed amendment to the 2000 EIP.

PTC Inc. Proxy Statement	Page | 49

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan

Summary of the 2000 Equity Incentive Plan

The material terms of the 2000 EIP are described below. A copy of the 2000 EIP (reflecting the proposed increase) is included as Appendix A to this proxy statement.

Administration

The plan is administered by the Compensation Committee of the Board of Directors. The Committee is composed of at least two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the plan.

Types of Awards	The Committee may award restricted and unrestricted shares of common stock, restricted stock units, stock options and stock appreciation rights.
Eligibility

The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their past or anticipated contributions to the achievement of our objectives and other relevant matters. As of January 4, 2016, six non-employee directors and approximately 6,000 employees were eligible for awards under the plan.

Restricted Stock Units

The Committee may grant restricted stock units, which are rights to receive shares of common stock in the future. The Committee determines the period during which, and the conditions under which, the award may be forfeited and the other terms and conditions of such awards. Restricted stock units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Restricted stock units represent unfunded and unsecured obligations of PTC.

Restricted and Unrestricted Stock

The Committee may make awards of common stock subject to forfeiture. The participant generally will forfeit the shares if specified conditions, such as the participant’s continued service with PTC or achievement of certain company performance goals, are not met. The participant is entitled to vote the shares during the restricted period. The Committee may also award common stock without restrictions. The Committee determines what, if anything, the participant must pay to receive a stock award.

Stock Options

The Committee may award incentive stock options and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years for incentive stock options. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant. A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrender of common stock the participant holds.

Stock Appreciation Rights

The Committee may grant stock appreciation rights, which are rights to receive any excess in value of shares of common stock over the exercise price. The exercise price may not be less than the fair market value of a share of common stock on the date of grant. The Committee determines at or after the time of grant whether stock appreciation rights are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

PTC Inc. Proxy Statement	Page | 50

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan

Limitations on Individual Grants

In any fiscal year, the Committee may not grant to any person options, stock appreciation rights, restricted stock units or restricted stock with respect to which performance goals apply for more than 800,000 shares of common stock. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Repricing or Amendment of Outstanding Awards

The Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price or exchange it for cash. The Committee may otherwise amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if such action (1) would terminate or reduce the number of shares issuable under an option and the participant does not have the opportunity to exercise the option or be compensated for the lost shares, or (2) taking into account any related action, would materially and adversely affect the participant.

Transferability	Participants may not transfer unvested awards and may not transfer stock options, whether vested or unvested.

The Committee may grant awards subject to achievement of previously established performance goals. The performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the business unit in which the participant works or on the performance of PTC as a whole. The performance goals the Committee may use may be based on one or more of the following business criteria:

Performance Goals

•      revenue

•      revenue growth

•      sales

•      expenses

•      margins

•      net income

•      earnings

•      earnings per share

•      cash flow

•      stockholder return

•      return on investment

•      return on invested capital, assets, or equity

•      profit before or after tax

•      operating profit

•      return on R&D investment

•      market capitalization

•      new product releases

•      quality improvements

•      brand or product recognition or acceptance (including market share)

•      cycle time reductions

•      customer satisfaction measures

•      strategic positioning or marketing programs or campaigns

•      strategic accounts or alliances or partnerships

•      business or information systems or organizational improvements

•      expense management

•      infrastructure support programs

•      human resource programs

•      customer programs

•      technology development programs

•      merger or acquisition integration.

PTC Inc. Proxy Statement	Page | 51

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan

Number of Shares Issuable; Change in Capitalization

As of January 4, 2016, 1,572,537 shares of common stock were available for issuance under the plan. If there is a change in our equity structure that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding awards, together with exercise prices with respect to any of the foregoing, will be adjusted by the Committee to preserve the benefits intended to be provided under the plan.

Change in Control

The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity, or providing for compensating payments to the participant.

Amendments

The Board of Directors may amend, suspend or terminate the plan, subject to any stockholder approval it deems necessary or appropriate. Under current NASDAQ Stock Market rules, the Board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Summary of U.S. Federal Income Tax Consequences for Awards under the 2000 Equity Incentive Plan

Below is a summary of the material U.S. federal income tax consequences for participants and PTC with respect to awards under the 2000 Equity Incentive Plan.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant would recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares

PTC Inc. Proxy Statement	Page | 52

Proposal 3: Approve an Increase in the Number of Shares Authorized for Issuance under the 2000 Equity Incentive Plan at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Excess Parachute Payments. A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

Potential Benefits that May Be Awarded under the 2000 Equity Incentive Plan

All of our employees (including our executive officers) and our directors are potential recipients under the 2000 Equity Incentive Plan. The table below shows the number of restricted stock units, shares of restricted stock and stock options awarded to our current directors, executives and employees under the 2000 EIP. Awards that will be granted in this and in future years to our directors, executive officers and employees are not determinable at this time and will be determined in accordance with our then current grant practices. Our current grant practices are described in DIRECTOR COMPENSATION, COMPENSATION DISCUSSION AND ANALYSIS, and EXECUTIVE COMPENSATION.

	2000 Equity Incentive Plan
Name and Title or Group	Number of RSUs Granted to Date(1)(2)	Number of Shares of Restricted Stock Granted to Date(3)	Number of Stock Options Granted to Date

James Heppelmann	2,096,707	587,642	759,996
President and Chief Executive Officer
Andrew Miller	195,021	—	—
Executive Vice President and Chief Financial Officer

Barry Cohen	721,788	360,951	759,996
Executive Vice President, Strategy
Anthony DiBona	520,179	230,122	119,998
Executive Vice President, Global Support

All Current Executive Officers as a Group	4,745,144	1,361,644	1,759,989
All Current Non-Employee Directors as a Group	137,304	224,827	92,000

All Current Employees, excluding Executive Officers, as a Group	10,384,953	—	197,021

(1)	Excludes a total of 600,453 performance-based RSUs that were forfeited when PTC did not meet the applicable performance targets.

(2)

Includes FY2015 performance-based RSUs with earning potential above 100% at target 100% value only. An additional 277,022 RSUs can be earned under outstanding awards for performance above target level.

(3)	Excludes a total of 44,575 performance-based restricted shares that were forfeited when PTC did not meet the applicable performance targets.

PTC Inc. Proxy Statement	Page | 53

PROPOSAL 4:	RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2000 EQUITY INCENTIVE PLAN

As described above in Compensation Discussion and Analysis, we use performance-based equity compensation as a significant portion of our executives’ compensation to align their interests with those of our stockholders. The 2000 Equity Incentive Plan provides for a variety of performance measures for use as performance goals under the 2000 Equity Incentive Plan to enable us to structure equity performance-based compensation in the way that we believe will best incentivize our executives to achieve our business plan and maximize stockholder value.

We are seeking stockholder re-approval of the material terms of the performance goals under the 2000 Equity Incentive Plan in accordance with the stockholder approval requirements of Section 162(m) so that PTC may deduct the expense associated with the awards to certain of our executive officers under that plan from our corporate income taxes.

The Board of Directors recommends that you vote FOR re-approval of the material terms of the performance goals under the 2000 Equity Incentive Plan.

Benefits of Re-Approving of the Material Terms of the Performance Goals under the 2000 Equity Incentive Plan

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation paid to our chief executive officer and each of our other three highest compensated executive officers (other than our chief financial officer) to $1 million each unless that compensation is considered “performance-based compensation” under Section 162(m). Certain types of performance-based equity issued to those executive officers under the plan, including RSUs, may be considered performance-based compensation provided the Section 162(m) requirements are met. One of these requirements is that stockholders approve (and re-approve) the material terms of the performance goals underlying the performance-based awards. For purposes of Section 162(m), these include a description of the business criteria on which performance goals may be based. The performance goals in the 2000 EIP were last approved by stockholders in 2011. Section 162(m) requires re-approval of the performance goals every five years.

Stockholder approval is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2000 Equity Incentive Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the performance goals under the 2000 Equity Incentive Plan for stockholder approval should not be viewed as a guarantee that we can deduct all compensation payable under the 2000 Equity Incentive Plan that is intended to be performance-based.

Our ability to deduct the performance-based equity compensation we grant to these executives enables us to reduce the expense of compensating them. Accordingly, we believe re-approval of the material terms of the performance goals under the 2000 Equity Incentive Plan benefits stockholders and ask that you re-approve the material terms of the performance goals set forth therein.

A copy of the 2000 Equity Incentive Plan is attached as Appendix B to this proxy statement. A summary of the material terms of the plan, including the employees eligible to receive awards under the Plan, a description of the business criteria on which performance goals may be based and the maximum amount of compensation that can be paid to an employee if the performance goal is attained, appears above at pages 50 – 52. A summary of the benefits that have been awarded to our executives and directors under the plan appears above at page 53. Future awards to our directors and executive officers are not determinable at this time.

PTC Inc. Proxy Statement	Page | 54

PROPOSAL 5:	APPROVE OUR 2016 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors approved the PTC 2016 Employee Stock Purchase Plan (the “ESPP”) on January 8, 2016. We are requesting that stockholders approve the ESPP for purposes of qualifying it under Section 423 of the Internal Revenue Code. This will permit our employees to benefit from the favorable tax treatment described below. The Board of Directors believes this provides a potentially significant benefit to employees and is in the interests of PTC and its stockholders generally.

Why the 2016 Employee Stock Purchase Plan is Important

The ESPP gives our employees the opportunity and incentive to invest in PTC by purchasing shares of our common stock, including through convenient payroll deductions. The plan is intended to promote stock ownership among PTC employees, which will further align our employees’ interests with those of our stockholders. The plan also serves an important compensation function. The Board reserved a total of 2,000,000 shares of common stock for issuance under the ESPP, subject to adjustment for stock splits and similar capital changes. The closing price of our common stock on January 4, 2016, as reported by The NASDAQ Stock Market, was $33.73.

Terms of the ESPP

The material terms of the ESPP are described below. A copy of the ESPP is included as Appendix C to this Proxy Statement.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, although the employees’ rights to purchase shares will not be affected if it does not qualify because the stockholders do not approve the plan. The ESPP will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee may delegate day-to-day administration of the ESPP to an officer or other person charged with the day-to-day supervision of the ESPP as appointed by the Board or Committee.

Generally, all employees of PTC and its subsidiaries who are customarily employed for more than 20 hours per week and more than five months in the calendar year are eligible to participate in the ESPP.

The ESPP will be implemented by consecutive offering periods, and the Committee will determine the frequency and duration of individual offerings and the date(s) on which stock may be purchased. Offerings may last up to 27 months, but we currently expect that each offering will last six months.

Eligible employees may elect to participate in the ESPP in the manner and within the time limitations established by the Committee. ESPP participants may make contributions through payroll deductions of up to ten percent (10%) of eligible compensation, which are used to purchase shares of our common stock at the end of each offering period. A participant may not purchase more than 1,500 shares in any offering period, and his or her right to purchase shares under the ESPP may not accrue at a rate that exceeds $25,000 of the fair market value of the common stock for each calendar year.

The purchase price per share in any offering will be 85% of the lower of the fair market value of the common stock on the first day or the last day of the offering period.

Participants may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason, including retirement and disability, but excluding termination of employment by reason of death. Upon termination of a participant’s participation in the ESPP, all payroll deductions credited to the participant’s account or amounts paid that were not used to purchase shares of our common stock will be refunded to him or her.

The Board may amend, modify or terminate the Plan at any time without notice, subject to any stockholder approval the Board determines to be necessary or advisable. The ESPP will continue until no more shares remain available for issuance under the ESPP or if earlier terminated at the discretion of the Board.

PTC Inc. Proxy Statement	Page | 55

Proposal 5: Approve Our 2016 Employee Stock Purchase Plan

Summary of U.S. Federal Income Tax Consequences Relating to the 2016 ESPP

If the stockholders approve this proposal, the ESPP and the rights of employees to make purchases thereunder should qualify under Section 423 of the Internal Revenue Code. Under that section, no income generally will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Accordingly, a participant will not have income upon enrolling in the ESPP or upon purchasing stock under the ESPP. Upon sale or other disposition of shares purchased under the ESPP, the participant will generally be subject to tax in an amount that depends on how long the shares have been held by the participant. If the participant held such shares for at least two years from the respective offering start date and more than one year after the date of purchase, then upon sale of the shares, the participant will recognize ordinary income of 15% of the fair market value of the stock at the start of the offering (or, if less, any amount realized on sale of such shares in excess of the purchase price) and we will not be entitled to an income tax deduction in respect of the discounted issuance of the shares. However, if the shares are sold or otherwise disposed of within the periods described above, the participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any additional gain or loss on such sale or disposition will be capital gain or loss.

If the stockholders do not approve the ESPP, a participant will be treated as having received taxable compensation income at the time of purchase equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount.

Board Recommendation

The Board of Directors believes that the 2016 ESPP serves important objectives for PTC, including providing a compensation element that will further enable PTC to compete for talented employees, increase employee engagement and align employees’ interests with those of other stockholders as they become stockowners themselves.

The Board of Directors recommends that you vote FOR the 2016 Employee Stock Purchase Plan.

PTC Inc. Proxy Statement	Page | 56

PROPOSAL 6:	ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

We are asking stockholders to confirm the Audit Committee’s selection of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote is only advisory, the Board believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Engagement of Independent Auditor and Approval of Professional Services and Fees

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future.

The policy, which is reviewed and re-adopted at least annually by the Audit Committee:

¡

Approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

¡	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

¡	Prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

¡

Sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards.

PTC Inc. Proxy Statement	Page | 57

Proposal 6: Confirm the Selection of PricewaterhouseCoopers LLP

The Committee considers:

¡	Whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

¡	Whether the independent auditor would be functioning in the role of management or in an advocacy role;

¡	Whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;
¡

Whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

¡

Whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

PricewaterhouseCoopers LLP Professional Services and Fees

The table below shows the fees we paid for professional services rendered by PricewaterhouseCoopers LLP, during 2015 and 2014. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2015	Fiscal 2014
Audit Fees	$3,476,274	$4,522,600
Audit-Related Fees(1)	$97,317	$747,700
Tax Fees(2)	$2,806,782	$1,657,100
All Other Fees(3)	$1,800	$1,800

(1)	Consists principally of fees for services related to financial due diligence associated with acquisition targets and consultations concerning financial accounting and reporting standards.
(2)

Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2015	Fiscal 2014
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$345,059	$335,500
Tax compliance services related to PTC’s expatriate employees	514,695	607,000
Other tax services including tax planning and advice services and assistance with tax audits	1,947,028	714,600

Total	$2,806,782	$1,657,100

(3)	Consists of accounting research software.

Report of the Audit Committee

The Audit Committee:

¡	reviewed and discussed the audited financial statements for 2015 with management and with PricewaterhouseCoopers LLP;

¡

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

¡

discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

PTC Inc. Proxy Statement	Page | 58

Proposal 6: Confirm the Selection of PricewaterhouseCoopers LLP

¡	considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described above, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Robert Schechter, Chairman

Janice Chaffin

Paul Lacy

Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

PTC Inc. Proxy Statement	Page | 59

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of November 30, 2015. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
BlackRock, Inc.(3)	9,234,302(3)	8.06%
55 East 52nd Street New York, NY 10022
FMR LLC(4)	7,351,897(4)	6.42%
Edward C. Johnson 3d and Abigail Johnson 245 Summer Street Boston, MA 02210
The Vanguard Group(5)	7,013,181(5)	6.12%
100 Vanguard Boulevard Malvern, PA 19355

(1)

Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)

For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 114,529,462 shares outstanding as of November 30, 2015 and any shares subject to options or RSUs held by the person that are exercisable or that vest, as applicable, on or before January 30, 2016.

(3)

As reported on Schedule 13G filed January 23, 2015, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its subsidiaries. BlackRock has sole voting power over 8,392,718 of the shares reported and sole dispositive power over 9,234,302 of the shares reported.

(4)

As reported on Schedule 13G filed February 13, 2015, FMR LLC has sole voting power over 2,211,691 shares reported and sole dispositive power over 7,351,897 shares reported, and Edward C. Johnson 3d is an individual and the Chairman of FMR LLC and Abigail Johnson is an individual and the Vice Chairman, the Chief Executive Officer, and the President of FMR LLC, who may be deemed to control FMR LLC, and FMR LLC is a parent holding company that has beneficial ownership of the shares reported through its ownership of Crosby Advisors LLC, Fidelity Investments Money Management, Inc., Fidelity Management & Research (Hong Kong) Limited, FMR Co., Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC, and Strategic Advisers, Inc.

(5)

As reported on Schedule 13G filed February 10, 2015, The Vanguard Group is an investment advisor that has sole voting power over 78,328 of the shares reported, sole dispositive power over 6,944,353 of the shares reported and shared dispositive power over 68,828 of the shares reported.

PTC Inc. Proxy Statement	Page | 60

Information About PTC Common Stock Ownership

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2015.

Director or Executive Officer	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)

Janice Chaffin	22,579	0.02%
Donald Grierson	72,693	0.06%
Klaus Hoehn(3)	—	—
Paul Lacy	61,786	0.05%
Robert Schechter	54,929	0.05%
Renato Zambonini	52,012	0.05%
James Heppelmann	653,181	0.57%
Andrew Miller	6,264	0.01%
Barry Cohen	132,368	0.12%
Anthony DiBona	51,704	0.05%
All directors, nominees for director, and current executive officers as a group (14 persons)	1,170,328	1.02%

*	Less than 1% of issued and outstanding Common Stock.

(1)

Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)

For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 114,529,462 shares outstanding as of November 30, 2015 and any shares subject to options or RSUs held by the person that are exercisable or that vest, as applicable, on or before January 30, 2016.

(3)

Mr. Hoehn joined the Board in June 2015. Accordingly, none of his equity granted has vested. Upon vesting, he will be required to hold such shares in accordance with our Director Stock Ownership Policy as may be required to reach the required ownership level.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2015, except for one report by Mr. DiBona that was filed one day late due to the company’s clerical error.

PTC Inc. Proxy Statement	Page | 61

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold (unless such transaction involves the compensation of an executive officer whose compensation is reviewed and approved by the Compensation Committee). In reviewing such transactions, the Audit Committee considers:

¡	if the transaction has an appropriate business purpose,

¡	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

¡	if it is necessary or desirable for PTC to enter into the transaction at that time,

¡	if the amount of consideration to be paid or received by PTC is appropriate, and

¡	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee or the Compensation Committee in accordance with such policy.

Transactions with Related Persons

Professor Porter, one of our former directors, whose term expired on March 4, 2015, consults with our executives on strategic matters and participates in events sponsored by us for existing and potential customers. These services were provided under an agreement we entered into with him on November 27, 2013, which expired on March 4, 2015 (the “2013 Agreement”), and under other arrangements and a new consulting agreement we entered into with him on March 20, 2015 (the “March 2015 Agreement”). Under the 2013 Agreement, in consideration for the strategic consulting services, we granted him 6,213 restricted stock units (RSUs) upon execution of the agreement (worth approximately $200,000 on the grant date), 3,107 of which vested on November 15, 2014 and 3,106 of which vested on March 4, 2015. Under that agreement, we also paid him $60,000 for each executive event in which he participated, up to a maximum of $240,000 over the term of the agreement. We paid $60,000 of such fees under the agreement in 2015. We also paid him $100,000 for his participation in a PTC event relating to smart, connected products given his expertise in this area. Since his departure from the Board, he has continued to advise PTC and to participate in events sponsored by us and by others at our request under the March 2015 Agreement. Under the March 2015 Agreement, in consideration of the strategic consulting services, we granted him 8,105 RSUs (worth approximately $300,000 on the grant date), all of which will vest on March 15, 2016 unless they are forfeited by him upon early termination of the agreement or accelerated upon early termination of the agreement by PTC without cause. Under the agreement, we have also agreed to pay him fees ranging from $60,000 to $150,000 per event based on the magnitude of the event and the location of the event. We paid him $120,000 of such fees under the agreement for two events in 2015.

Matthew Cohen, our Executive Vice President of Global Services, is the son of Barry Cohen, our Executive Vice President, Strategy. Matthew earned a salary of $300,000 and was granted $449,993 target value of performance-based RSUs and $449,993 worth of service-based RSUs for 2015, which RSUs vest in 2015, 2016 and 2017 to the extent the applicable performance and service-based criteria are met. Certain terms of RSUs granted in prior periods were also modified for 2015, resulting in additional stock-based compensation expense of $151,589 for those awards. As an executive officer, Matthew’s compensation is established by the Compensation Committee of the Board of Directors and the amounts paid were commensurate with those of his peers.

PTC Inc. Proxy Statement	Page | 62

Transactions with Related Persons

Howard Heppelmann, our Divisional General Manager, Manufacturing Solutions, is the brother of James Heppelmann, our President and Chief Executive Officer. Howard is not an executive officer of PTC. Howard earned a salary of $260,000 and a performance bonus of $72,636 in 2015 and was granted $124,963 target value of performance-based RSUs and $134,931 worth of service-based RSUs for 2015, which RSUs vest in 2015, 2016 and 2017 to the extent the applicable performance and service-based criteria are met. The amounts paid were commensurate with those of his peers.

PTC Inc. Proxy Statement	Page | 63

STOCK PERFORMANCE GRAPH

The Stock Performance Graph below compares the cumulative stockholder return on our common stock from September 30, 2010 to September 30, 2015 with the cumulative return over the same period of:

¡	the S&P 500 Index,

¡	the NASDAQ Composite Index, and

¡	the NASDAQ Computer & Data Processing Index.

The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 2010 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock.

The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

*$100 invested on 9/30/09 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

	9/30/2010	9/30/2011	9/30/2012	9/30/2013	9/30/2014	9/30/2015

PTC Inc.	$100.00	$78.71	$111.41	$145.65	$188.84	$162.44
S&P 500	$100.00	$101.14	$131.69	$157.17	$188.18	$187.02
NASDAQ Composite	$100.00	$103.65	$136.22	$168.91	$202.57	$208.69
NASDAQ Computer & Data Processing	$100.00	$102.36	$128.09	$163.33	$209.89	$218.02

PTC Inc. Proxy Statement	Page | 64

EQUITY COMPENSATION PLAN INFORMATION

The table below shows the awards outstanding and that could be made under our equity incentive plans as of September 30, 2015. Information about the current status of the 2000 Equity Incentive Plan as of January 4, 2016 is provided on page 48.

Equity Compensation Plan Information (as of September 30, 2015)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2000 Equity Incentive Plan	3,934,378(1)	$7.0184(2)	3,346,489(1)
Total	3,934,378(1)	$7.0184(2)	3,346,489(1)

(1)

Consists of shares of our common stock issuable upon vesting of 3,931,290 outstanding restricted stock units and 3,088 options. Outstanding RSUs are counted at the maximum number of RSUs that can be issued under an award.

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

PTC Inc. Proxy Statement	Page | 65

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2017 Annual Meeting of Stockholders, you must give written notice to us between September 22, 2016 and October 22, 2016, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 22, 2016.

Your written proposal must be sent to:	Aaron C. von Staats Secretary PTC Inc. 140 Kendrick Street Needham, Massachusetts 02494

In order to limit controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Candidates recommended by stockholders are reviewed in the same manner and using the same general criteria as candidates recommended by the Corporate Governance Committee and/or the Board.

Information about the Director Nominee

You must provide the following information about the director nominee:

¡	the name, age, and business and residence addresses of the person,

¡

the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

¡	the number of shares of PTC stock, if any, beneficially owned by the person,

¡

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Stock Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

¡

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder

You must provide the following information about yourself:

¡	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

PTC Inc. Proxy Statement	Page | 66

Stockholder Proposals and Nominations

¡

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

¡	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—

any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—

any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

PTC Inc. Proxy Statement	Page | 67

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Proposals to be Voted on at the Meeting
Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed

Elect seven directors to serve until the 2016 Annual Meeting of Stockholders.	FOR	Plurality(1)	No

Advisory vote to approve the 2015 compensation of our named executive officers.	FOR	Majority Votes Cast	No

Approve an increase in the number of shares authorized for issuance under the 2000 Equity Incentive Plan.	FOR	Majority Votes Cast	No

Re-approve the material terms of the performance goals under the 2000 Equity Incentive Plan.	FOR	Majority Votes Cast	No

Approve our 2016 Employee Stock Purchase Plan.	FOR	Majority Votes Cast	No

Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	Majority Votes Cast	Yes

(1)

PTC has a majority voting policy under which a director who receives more “Withhold” votes than “For” votes is required to tender his or her resignation and the board is required to evaluate the proposed resignation and announce its decision with respect to such resignation.

Plurality means that the nominees for director receiving the greatest number of votes will be elected.

Majority means that a proposal that receives an affirmative majority of the votes cast will be approved.

Broker Discretionary Voting occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.

Effect of Abstentions and Broker Non-Votes

If you abstain from voting on any of the proposals, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any proposal.

Voting by Proxy

You may vote by proxy using the Internet by following the instructions on your notice or proxy card. If you requested a printed set of materials, you may also vote by telephone or by mail by following the instructions on the proxy card.

Voting methods differ depending on whether you are a registered stockholder (that is, you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares in accordance with the

PTC Inc. Proxy Statement	Page | 68

Additional Information About the Annual Meeting and Voting

Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under Revoking Your Proxy and How You May Vote in Person.

Revoking Your Proxy

You may change your vote after you have voted as described below.

If you hold your shares in “street name” (that is, you hold your shares through a bank or a brokerage account, as most people do), you must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm or bank directly for more information on those procedures.

If you are a registered stockholder (that is, you hold your shares directly and not through a bank or brokerage account), you may revoke your proxy by following any of these procedures:

¡	Vote again using the same method you used to vote your shares (which will supersede your earlier vote);

¡	Send a letter revoking your proxy to PTC’s Secretary at the address indicated under “Stockholder Proposals and Nominations;” or

¡	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Confidentiality of Voting and Tabulation of the Votes

We keep all the proxies, ballots and voting tabulations confidential. Broadridge Financial Solutions, Inc. acts as tabulator and will forward to management any written comments that you make on the proxy card without providing your name.

Announcement of Voting Results

We will provide the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies

PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended September 30, 2015 was made available with this proxy statement. You may obtain another copy of our Annual Report on Form 10-K free of charge on our website at www.ptc.com or by contacting PTC Investor Relations at:

Investor Relations
PTC Inc.
140 Kendrick Street	Phone: (781) 370-5000
Needham, MA 02494-2714	Email: ir@ptc.com

PTC Inc. Proxy Statement	Page | 69

Additional Information About the Annual Meeting and Voting

Questions

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or email at IR@ptc.com.

By Order of the Board of Directors,

AARON C. VON STAATS
Secretary

January 20, 2016

PTC Inc. Proxy Statement	Page | 70

Appendix A

RECONCILIATION OF NON-GAAP MEASURES TO GAAP RESULTS

The table below reconciles PTC’s GAAP earnings per share to non-GAAP earnings per share. Further detail regarding the GAAP to non-GAAP reconciling items is located in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Measures” on pages 28-30 of our Annual Report on Form 10-K for the year ended September 30, 2015.

PTC Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Twelve Months Ended
	September 30, 2015	September 30, 2010

GAAP diluted earnings per share	$0.41	$0.20
Fair value adjustment of acquired companies’ deferred revenue	0.03	-
Fair value adjustment to acquired deferred costs	-	-
Stock-based compensation	0.43	0.41
Amortization of acquired intangible assets	0.48	0.28
Acquisition-related charges included in general and administrative expenses	0.08	-
U.S. pension plan termination-related costs	0.63	-
Pending legal settlement accrual	0.24	-
Restructuring charges	0.37	-
Non-operating one-time gain	-	(0.08)
Income tax adjustments	(0.44)	0.18

Non-GAAP diluted earnings per share	$2.23	$1.00

Diluted weighted average shares outstanding	116,012,000	119,925,000

A-1

Appendix B

PTC INC.

2000 Equity Incentive Plan

1. Purpose.

The purpose of the PTC Inc. 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount. Up to an aggregate of 38,300,000 shares of Common Stock, subject to adjustment under subsection (b), may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event of any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 800,000.

Appendix B

5. Stock Options.

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. A SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units. The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the

Appendix B

other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration. The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code.

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the exercise or payment of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, whereupon the Award shall terminate, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability. The Committee shall not make or allow any Award to be transferable by the Participant, provided that nothing herein shall be deemed to limit the right of a Participant to transfer shares of stock upon which the restrictions have lapsed or shares issued upon the vesting or exercise, as applicable, of an Award.

(g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no

Appendix B

later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the date of exercise or realization, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled in exchange for cash or replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means PTC Inc., a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

Appendix B

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; brand or product recognition or acceptance (including market share); cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; merger or acquisition integration; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

(a) No Right to Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

Appendix B

(c) Effective Date. The “effective date” of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

As amended by the Board of Directors, January 8, 2016;

subject to stockholder approval.

PTC INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

This 2016 Employee Stock Purchase Plan (the “Plan”) is adopted by PTC Inc. (the “Company”) to provide Eligible Employees who wish to become shareholders of the Company an opportunity to purchase shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”). The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423; provided that, if and to the extent authorized by the Board, the fact that the Plan does not comply in all respects with the requirements of Section 423 shall not affect the operation of the Plan or the rights of Employees hereunder.

2.	Certain Definitions.

As used in this Plan:

(a)        “Board” means the Board of Directors of the Company, and “Committee” means the Compensation Committee of the Board or such other committee as the Board may appoint from time to time to administer the Plan.

(b)        “Compensation” means the base wages, overtime, incentive compensation, commissions, service charges, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, bereavement leave pay, military pay, prior week adjustments and weekly bonus paid to an Employee by the Company or a Subsidiary in accordance with established payroll procedures.

(c)        “Coordinator” means the officer of the Company or other person charged with day-to-day supervision of the Plan as appointed from time to time by the Board or the Committee.

(d)        “Designated Beneficiary” means a person designated by an Employee in the manner prescribed by the Committee or the Coordinator to receive certain benefits provided in this Plan in the event of the death of the Employee.

(e)        “Eligible Employee” with respect to any Offering hereunder means any Employee who, as of the Offering Commencement Date for such Offering:

(i)        is a Full-Time Employee of the Company or any of its Subsidiaries; and

(ii)        would not, immediately after any right to acquire Shares in such Offering is granted, own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation, determined in accordance with Section 423.

(f)        “Employee” means an employee (as that term is used in Section 423) of the Company or any of its Subsidiaries. Employees shall not include individuals classified as independent contractors.

(g)        “Exercise Price” means the purchase price of a share of Common Stock hereunder as provided in Section 6 below.

Appendix C

(h)        “Fair Market Value” of a Share means, as of any date, the value of Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) on such exchange (or, if more than one, the principal exchange) on the date of determination, as reported by such exchange;

(ii)        If the Common Stock is not listed on any established stock exchange but is traded over the counter, Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)        In the absence of an established market for the Common Stock, Fair Market Value shall be determined in good faith by the Committee.

(i)        “Full-Time Employee” is an Employee whose customary employment is for more than (i) 20 hours per week and (ii) five months, in the calendar year during which the respective Offering Commencement Date occurs.

(j)        “Offering” is an offering of Shares pursuant to Section 5 of the Plan.

(k)        “Offering Commencement Date” means the date on which an Offering under the Plan commences, and “Offering Termination Date” means the date on which an Offering under the Plan terminates.

(l)        “Participant” means an Eligible Employee who elects to participate in the Plan.

(m)        “Purchase Date” means each date on which the rights granted under the Plan may be exercised for the purchase of Shares.

(n)        “Option” means the right to purchase Shares pursuant to the Plan during each Offering.

(o)        “Section 423” and subdivisions thereof refer to Section 423 of the Code or any successor provision(s).

(p)        “Shares” means the shares of Common Stock issuable under the Plan.

(q)        “Subsidiary” means a subsidiary corporation, as defined in Section 424 of the Code, of the Company the Employees of which are designated by the Board of Directors or the Committee as eligible to participate in the Plan.

3.	Administration of the Plan.

The Committee shall administer, interpret and apply all provisions of the Plan as it deems necessary or appropriate, subject, however, at all times to the final jurisdiction of the Board of Directors. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan. The Board may in any instance perform any of the functions of the Committee hereunder. The Committee may delegate administrative responsibilities to the Coordinator, who shall, for matters involving the Plan, be an ex officio member of the Committee. Determinations made by the Committee and approved by the Board of Directors with respect to any provision of the Plan or matter arising in connection therewith shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Board or Committee shall be liable for any action or determination made in good faith with respect to the Plan.

Appendix C

4.	Shares Subject to the Plan.

(a)        Subject to adjustment as set forth herein, the maximum aggregate number of Shares that may be purchased upon exercise of Options granted under the Plan shall be 2,000,000. Shares made available for sale under the Plan may be authorized but unissued stock or reacquired stock, as the Committee shall determine.

(b)        Appropriate adjustments in such amount, the number of Shares covered by outstanding Options granted hereunder, the securities that may be purchased hereunder, the Exercise Price, and the maximum number of Shares or other securities that an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan; provided that any fractional Share otherwise issuable hereunder as a result of such an adjustment shall be adjusted downward to the nearest full Share.

(c)        In the event of a consolidation or merger in which the Company is not the surviving corporation or in the event of the sale or transfer of substantially all the Company’s assets, all outstanding rights to purchase Shares will terminate, provided that prior to the effective date of any such merger, consolidation or sale of assets, the Committee may, in its sole discretion (i) refund all accumulated payroll deductions and cancel all outstanding Options, or (ii) accelerate the Purchase Date to a date established by the Board on or before the date of consummation of such merger, consolidation or sale, and all outstanding Options will be exercised on such date, or (iii) if there is a surviving corporation or acquiring corporation, arrange to have that corporation or an affiliate of such corporation assume the Options or grant to the participants an equivalent Option having equivalent terms and conditions as determined by the Committee.

(d)        If for any reason any Option under the Plan terminates in whole or in part, Shares subject to such terminated Option may again be subjected to an Option under the Plan.

5.	Offerings; Participation.

(a)        From time to time, the Company, by action of the Committee, will grant an Option to purchase Shares to Eligible Employees pursuant to one or more Offerings; provided that the Committee may establish administrative rules requiring that an Eligible Employee be employed by the Company or any of its Subsidiaries for a minimum period prior to the Offering Commencement Date to be eligible to participate with respect to the Offering beginning on that Offering Commencement Date. Each Offering shall have an Offering Commencement Date, an Offering Termination Date, and one or more Purchase Dates as designated by the Committee. No Offering may last longer than twenty-seven (27) months or such longer period as may then be consistent with Section 423. The Committee may limit the number of Shares issuable in any Offering, either before or during such Offering; provided, however, that in no event may a Participant purchase more than 1,500 Shares in any one Offering.

(b)        Participation in each Offering shall be limited to Eligible Employees (in accordance with any administrative rules established by the Committee) who elect to participate in such Offering in the manner, and within the time limitations, established by the Committee. No person otherwise eligible to participate in any Offering under the Plan shall be entitled to participate if he or she has elected not to participate. Any such election not to participate may be revoked only with the consent of the Committee. A Participant may elect to have payroll deductions made on each pay day or other contributions (to the extent permitted by the Committee) made during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which the Participant receives for the year. Amounts deducted from Participant’s Compensation by payroll deduction shall be credited to a separate bookkeeping account established and maintained by the Company in the name of each Participant. No interest shall be paid upon payroll deductions or other amounts

Appendix C

held hereunder (whether or not used to purchase Shares) unless specifically provided for by the Committee. All payroll deductions and other amounts received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts.

(c)        A Participant who has elected to participate in an Offering may make such changes in the level of payroll deductions as the Committee may permit from time to time, or may withdraw from such Offering, by giving written notice to the Company before any Purchase Date. No Participant who has withdrawn from participating in an Offering may resume participation in the same Offering, but he or she may participate in any subsequent Offering if otherwise eligible.

(d)        Upon termination of a Participant’s employment for any reason, including retirement or disability but excluding death while in the employ of the Company or a Subsidiary, such Participant will be deemed to have withdrawn from participation in all pending Offerings.

(e)        Upon termination of a Participant’s employment because of death, the Participant or his or her Designated Beneficiary, if any, as the case may be, shall have the right to elect, with respect to each Offering in which the Participant was then participating, by written notice given to the Coordinator within 30 days after the date of termination of employment (but not later than the next applicable Purchase Date for each Offering), either (i) to withdraw from such Offering or (ii) to exercise the Participant’s right to purchase Shares on the next Purchase Date of such Offering to the extent of the accumulated payroll deductions or other contributions in the Participant’s account at the date of termination of employment. If no such election with respect to any Offering is made within such period, the Participant shall be deemed to have withdrawn from such Offering on the date of termination of employment. The foregoing election is not available to any person, such as a legal representative, as such, other than the Participant or a Designated Beneficiary.

(f)        Notwithstanding any provisions in the Plan to the contrary, the Committee may allow Eligible Employees to participate in the Plan through cash, check or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law.

6.	Exercise Price.

The Exercise Price for each Option shall be eighty-five percent (85%) of the Fair Market Value of a Share on (a) the respective Offering Commencement Date or (b) the respective Purchase Date, whichever is lower; provided, however, that the Committee may change the Exercise Price with respect to any Offering.

7.	Exercise of Options; Method of Payment.

(a)        Subject to any applicable limitation on purchases under the Plan, and unless the Participant has previously withdrawn from the respective Offering, Options granted to a Participant will be exercised automatically on the Purchase Date of the respective Offering coinciding with the Offering Termination Date, for the purchase of the number of whole Shares that may be purchased at the applicable Exercise Price with the accumulated payroll deductions or other amounts contributed by such Participant as of the respective Purchase Date. Fractional Shares will not be issued under the Plan, and any amount that would otherwise have been applied to the purchase of a fractional Share shall be repaid to the Participant within a reasonable time thereafter. The Company will deliver to each Participant the shares of Common Stock purchased within a reasonable time after the Purchase Date using such means as may be determined by the Committee.

(b)        Any amounts withheld from the Participant’s Compensation or contributed by Participant that are not used for the purchase of Shares, whether because of such Participant’s withdrawal from participation in an Offering (voluntarily, upon termination of employment, or otherwise) or for any other reason, shall be repaid to the Participant or his or her Designated Beneficiary or legal representative, as applicable, within a reasonable time thereafter.

Appendix C

(c)        The Company’s obligation to offer, sell and deliver Shares under the Plan at any time is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange or securities market on which the Common Stock is then listed, and (iii) compliance, in the opinion of the Company’s counsel, with all applicable federal and state securities and other laws.

8.	Limitations on Purchase Rights.

(a)        Any provision of the Plan or any other employee stock purchase plan of the Company or any subsidiary (collectively, “Other Plans”) to the contrary notwithstanding, no Eligible Employee shall be granted an option to purchase Common Stock (or other stock of the Company and any subsidiary) under the Plan and all Other Plans at a rate that exceeds an aggregate of $25,000 (or such other maximum as may be prescribed from time to time by Section 423) in Fair Market Value of such stock (determined at the time the rights are granted) for each calendar year in which any such right is outstanding.

(b)        An Eligible Employee’s participation in any one or a combination of Offerings under the Plan shall not exceed such additional limits as the Committee may from time to time impose.

9.	Sub-Plans.

The Committee may adopt “sub-plans” separate from this Plan for purposes of Section 423 which permit grants of Options to employees of the Company and its Subsidiaries which are not intended to satisfy the requirements of Section 423. Notwithstanding the foregoing, the Shares issued under any sub-plan will be aggregated with the Shares issued under this Plan, and such aggregate number of Shares shall be subject to the maximum number set forth in Section 4 hereof. The terms of each sub-plan may take precedence over other provisions of this document, with the exception of Sections 4, 13 and 15, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

10.	Tax Withholding.

Each Participant shall pay to the Company or the applicable Subsidiary, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of the purchase or disposition of Shares no later than the date of the event creating the tax liability. In the Committee’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Shares to the Company, including Shares purchased under the Plan, valued at Fair Market Value on the date of delivery. The Company or the applicable Subsidiary may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant or withhold Shares purchased hereunder, which shall be valued at Fair Market Value on the date of withholding.

11.	Participants’ Rights as Shareholders and Employees.

(a)        No Participant shall have any rights as a shareholder in the Shares covered by an Option granted hereunder until such right has been exercised, full payment has been made for such Shares, and the Shares are actually issued.

(b)        Each Employee is an employee-at-will (that is to say that either the Employee or the Company or any Subsidiary may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by an authorized signatory of the Company or any Subsidiary. Neither the adoption, maintenance, nor operation of the Plan nor any grant of rights hereunder shall confer upon any Employee any right with respect to the continuance of such Employee’s employment with the Company or any Subsidiary nor shall they interfere with the rights of the Company or Subsidiary to terminate any Employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Subsidiary.

Appendix C

12.	Options Not Transferable.

Options granted under the Plan are not assignable or transferable by a Participant other than by will or the laws of descent and distribution and, during the Participant’s lifetime, are exercisable only by the Participant. The Company may treat any attempted inter vivos assignment as an election to withdraw from all pending Offerings.

13.	Amendments to or Termination of the Plan.

The Board shall have the right to amend, modify or terminate the Plan at any time without notice, subject to any stockholder approval that the Board determines to be necessary or advisable; provided that the rights of Participants hereunder with respect to any ongoing or completed Offering shall not be adversely affected.

14.	Governing Law.

Subject to overriding federal law, the Plan shall be governed by and interpreted consistently with the laws of the Commonwealth of Massachusetts.

15.	Effective Date and Term.

This Plan will become effective on February 1, 2016. This Plan will continue until the earlier to occur of (a) termination of this Plan by the Board or (b) issuance of all of the Shares reserved for issuance under the Plan.

As adopted by the Board of Directors on January 8, 2016

Appendix C

PTC INC. 140 KENDRICK STREET NEEDHAM, MA 02494

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M98803-P71703	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PTC INC.	For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All
The Board of Directors recommends you vote Except” and write the number(s) of the FOR ALL nominees: nominee(s) on the line below. Vote on Directors ☐ ☐ ☐

1. Elect seven directors to serve until the 2017 Annual Meeting of Stockholders.

Nominees: 01) Janice Chafin 02) Donald Grierson 03) James Heppelmann 04) Klaus Hoehn Vote on Proposals	05) Paul Lacy 06) Robert Schechter 07) Renato Zambonini

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. Advisory vote to approve the 2015 compensation of our named executive officers (say-on-pay).	☐	☐	☐

3. Approve an increase in the number of shares authorized for issuance under the 2000 Equity Incentive Plan.	☐	☐	☐

4. Re-approve the material terms of the performance goals under the 2000 Equity Incentive Plan.	☐	☐	☐

5. Approve our 2016 Employee Stock Purchase Plan.	☐	☐	☐

6. Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them ☐ on the back where indicated. Please indicate if you plan to attend this meeting. ☐ ☐ Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M98804-P71703

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PTC INC.

PROXY FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 2, 2016

The undersigned, revoking all prior proxies, hereby appoints Aaron von Staats and Catherine Gorecki, or either of them acting singly, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of common stock of PTC Inc. (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2016 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Wednesday, March 2, 2016 at PTC Inc., 140 Kendrick Street, Needham, MA 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 4, 2016. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you Notice of the Annual Meeting and the related Proxy Statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2015.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2, 3, 4, 5 AND 6. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

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